Exhibit 99.1

STOCK PURCHASE AGREEMENT

by and among

ZAGG INCORPORATED,
a Nevada corporation

REMINDERBAND, INC.,
a Utah corporation doing business as iFrogz™

and

THE SHAREHOLDERS OF REMINDERBAND, INC.

Dated:  June 21, 2011

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TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Defined Terms.	1
1.2	Other Defined Terms.	10
ARTICLE 2 PURCHASE AND SALE OF THE SHARES; PURCHASE PRICE		11
2.1	Purchase and Sale of the Shares.	11
2.2	Purchase Price.	11
2.3	Working Capital Adjustment.	12
2.4	Withholding Rights.	13
ARTICLE 3 CLOSING		14
3.1	Closing.	14
3.2	Deliveries at Closing.	14
3.3	Other Closing Transactions.	16
ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING SELLERS		16
4.1	Authority.	16
4.2	Execution and Delivery of Valid and Binding Agreements.	16
4.3	No Breach.	16
4.4	Title to Shares.	17
4.5	Litigation.	17
4.6	No Brokers.	17
4.7	No Other Agreements to Sell Assets or Capital Stock.	17
4.8	Accredited Investor; Investment Representations.	17
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY		18
5.1	Organization.	18
5.2	Subsidiaries.	19
5.3	Capitalization.	19
5.4	Authorization.	20
5.5	Consents and Approvals	20
5.6	Absence of Certain Changes or Events.	21
5.7	Real Property; Facilities	23
5.8	Condition and Sufficiency of Assets.	24
5.9	Contracts and Commitments.	25
5.10	Permits.	27
5.11	No Conflict or Violation.	28
5.12	Financial Statements.	29
5.13	Undisclosed Liabilities.	29
5.14	Books and Records.	29
5.15	Litigation.	29
5.16	Labor Matters.	30
5.17	Compliance with Law.	31
5.18	No Brokers.	31
5.19	No Other Agreements to Sell Assets or Capital Stock.	31
5.20	Intellectual Property.	31
5.21	Employee Matters.	34
5.22	Transactions with Certain Persons.	36

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5.23	Certain Payments.	36
5.24	Tax Matters.	37
5.25	Insurance	38
5.26	Accounts Receivable	39
5.27	Inventory.	39
5.28	Customers and Suppliers.	39
5.29	Compliance with Environmental Laws.	39
5.30	Operating Lease Obligations	40
5.31	Purchase Commitments and Outstanding Bids.	40
5.32	Product Liability and Warranty.	40
5.33	Banking Relationships.	41
5.34	Reminderband Asset Transfer.	41
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF ACQUIROR		41
6.1	Organization of Acquiror.	41
6.2	Authorization.	41
6.3	No Conflict or Violation.	42
6.4	Consents and Approvals.	42
6.5	No Brokers.	42
6.6	Action.	42
6.7	Issuance of Acquisition Shares.	42
6.8	SEC Documents.	43
6.9	Acquisition Shares Registration; Listing.	43
6.10	Investment Intent.	43
ARTICLE 7 COVENANTS OF THE SELLER PARTIES AND ACQUIROR		43
7.1	Confidentiality and Non-Competition.	43
7.2	Further Assurances.	45
7.3	Employee Matters.	45
7.4	Tax Matters.	46
7.5	Disclosure and Publicity	47
7.6	Expenses.	48
7.7	Transition.	48
7.8	Litigation Support.	48
7.9	Books and Records; Cooperation.	48
7.10	Employee Bonuses	48
7.11	Securities Act Matters.	49
ARTICLE 8 SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION		51
8.1	Survival of Representations, Warranties and Covenants.	51
8.2	Indemnification.	51
8.3	Limitations on Indemnity.	53
8.4	Additional Indemnity Provisions.	54
8.5	Indemnification Procedures.	54
8.6	Escrow Amount; Payment of Indemnity Claims.	55
8.7	Exclusive Remedy.	55
ARTICLE 9 MISCELLANEOUS		56
9.1	Assignment.	56
9.2	Notices.	56

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9.3	Choice of Law/Submission to Jurisdiction.	57
9.4	Entire Agreement; Amendments and Waivers.	57
9.5	Counterparts; Facsimile Signatures.	57
9.6	Expenses.	58
9.7	Severability.	58
9.8	Headings.	58
9.9	Cumulative Remedies.	58
9.10	No Third-Party Beneficiaries.	58
9.11	WAIVER OF JURY TRIAL.	58
9.12	Attorney’s Fees and Expenses	59
9.13	Sellers Representative.	59

Exhibits:

Exhibit A – Escrow Agreement
Exhibit B – Lease Agreement
Exhibit C – Lock-Up Agreement
Exhibit D – Seller Releases
Exhibit E – Employment Agreements
Exhibit F – Reminderband Asset Transfer Agreement

Schedules:

Schedule 2.2 – Sellers’ Purchase Price Portion
Schedule 7.4(f)(ii) – 338(h)(10) Allocation Schedule
Disclosure Schedule:
Section 5.1 – Organization
Section 5.2 – Subsidiaries
Section 5.3(a) – Capitalization
Section 5.3(b) – Capitalization of Subsidiaries
Section 5.5 – Consents and Approvals
Section 5.6 – Absence of Changes
Section 5.7 – Leased Real Property
Section 5.8 – Encumbrances & Encumbrances
Section 5.9(a) – Significant Contracts
Section 5.10 – Permits
Section 5.11 – Conflicts
Section 5.14 – Books and Records
Section 5.15 – Litigation
Section 5.16(b)(i) – Employee Compensation
Section 5.20(a) – Intellectual Property
Section 5.20(b) – Licensed Intellectual Property
Section 5.20(d) – Intellectual Property Consents
Section 5.21(a) – Employee Benefit Plans
Section 5.21(d) – Unqualified Employee Benefit Plans

******

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 21, 2011, is by and among ZAGG INCORPORATED, a Nevada corporation (“Acquiror”); REMINDERBAND, INC., a Utah corporation doing business as iFrogz™ (the “Company”); SCOTT H. HUSKINSON, an individual (“Huskinson”); CLAY A. BROADBENT, an individual (“Broadbent,” with Huskinson and Broadbent also being referred to individually as a “Primary Seller” and collectively as the “Primary Sellers”); JEFF MORGAN, an individual (“Morgan”); KENT WUTHRICH, an individual (“Wuthrich”); BLANE JOHNSON, an individual (“Johnson”); STEVEN HANSEN, an individual (“Hansen”, and with Morgan, Wuthrich, Johnson and the Primary Sellers being collectively referred to as the “Sellers”); and SCOTT H. HUSKINSON as representative of Sellers pursuant to Section 9.13 (“Sellers Representative”).  Sellers and the Company are collectively referred to herein as the “Seller Parties.”

Recitals

A. Sellers collectively own all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

B. Acquiror desires to purchase from Sellers, and Sellers desire to sell to Acquiror, the Shares, at the price and upon the terms and conditions hereinafter set forth.

Agreement

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Defined Terms.   As used herein, the terms below shall have the following meanings.  Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accounts Receivable” means all accounts and notes receivable (whether current or noncurrent), including trade accounts receivable (including accounts receivable for any products shipped before the Closing Date but not invoiced) of the Company and its subsidiaries outstanding as of the Closing Date (or such other date as is expressly set forth herein), and any other rights to receive payments as of the Closing Date (or such other date as is expressly set forth herein) in respect of goods shipped, products sold or services rendered before the Closing Date (or such other date as is expressly set forth herein).

“Action” means any demand, action, complaint, claim, suit, litigation, proceeding, administrative action, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice, charge or complaint.

“Affiliate” means, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person.  For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Allocable Withholding Tax” means the federal and state income and employment and payroll withholding taxes attributable to each Seller (other than the Primary Sellers) as a result of any compensation recognized in connection with the receipt of the Shares held by such Seller on the Closing Date.

“Ancillary Agreements” means the following agreements:  the Escrow Agreement, the Lease Agreement, the Employment Agreements, the Lock-Up Agreement, the Seller Releases and the Reminderband Asset Transfer Agreement.

“Balance Sheet” means the consolidated audited balance sheet of the Company and the Subsidiaries at the date indicated thereon, together with the notes thereto.

“Balance Sheet Date” means December 31, 2010.

“Books and Records” means all business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, distributor lists, blueprints, specifications, formulae, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files or documents related thereto, and all other books and records maintained by the Company and the Subsidiaries or relating to the Business.

“Business” means any business of the Company and its Subsidiaries as now conducted and as presently contemplated to be conducted (to the extent, in the case of such business as contemplated to be conducted, as described in writing, including a written business document or any digital communication) of the Company or its Subsidiaries, including without limitation, the business of designing, manufacturing, marketing, distributing and selling audio products and accessories for personal electronic devices.  For avoidance of doubt, the Business does not include the Reminderband Business.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Utah are authorized or obligated to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the Business that is not generally available to the public.

“Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which any of the Company or its Subsidiaries is a party or is bound, whether oral or written.

“Court Order” means any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or Governmental Authority, department or authority that is binding on any person or its property under applicable law.

“Current Assets” means the current assets of the Company and its Subsidiaries determined in accordance with GAAP.

“Current Liabilities” means the current liabilities of the Company and its Subsidiaries determined in accordance with GAAP.

“Damages” means costs, losses (including, without limitation, diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including, without limitation, any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing, provided that in no event will Damages include a change in the trading price of the listed stock of Acquiror.  Damages are not limited to matters asserted by third parties against any party entitled to indemnification under ARTICLE 8 an (“Indemnitee”), but includes Damages incurred or sustained by an Indemnitee in the absence of third party claims.

“Default” means (a) a breach of or default under any Contract or Lease, (b) the occurrence of an event that with the passage of time or the giving of notice or both would reasonably be expected to constitute a breach of or default under any Contract or Lease, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

“Employment Agreements” means those certain employment agreements between Acquiror and each of Scott Huskinson, Blane Johnson, Kent Wuthrich, Steven Hansen, Jeff Morgan, Paul D. Ellis, Ben Godfrey and Craig Martindale dated as of the Closing Date and substantially in the form attached hereto as Exhibits E-1 through E-8.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof, voting trusts or agreements, proxies, marital or community property interests.

“Environmental Laws” means all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees.  Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all other applicable federal, state, local or foreign Regulations (including, without limitation, common law), each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company, is (or at any relevant time was) considered as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means a bank or other institution reasonably acceptable to Acquiror and Sellers to be designated by Acquiror and Sellers before the Closing.

“Escrow Agreement” means that certain Escrow Agreement, to be entered into on the Closing Date, by and among Acquiror, the Seller Parties and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Facilities” means all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities of the Company and its Subsidiaries.

“Facility Leases” means all of the Leases of Facilities listed on Section 5.7 of the Disclosure Schedule.

“Financial Statements” means (i) the audited consolidated balance sheet and the related consolidated statements of income, shareholders’ equity and cash flow of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2008, 2009 and 2010 (with the Financial Statements referred to in this clause (i), the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet and the related consolidated statements of income, shareholders’ equity and cash flow of the Company and its Subsidiaries as of and for the four-month period ended April 30, 2011 (the Financial Statements referred to in this clause (ii), the “Interim Financial Statements”).

“Fixtures and Equipment” means all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned or leased by any of the Company or its Subsidiaries, wherever located and including any such Fixtures and Equipment in the possession of any of the Company’s or its Subsidiaries’ suppliers, including all warranty rights with respect thereto.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, consistently applied.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Substance” means any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

“Indebtedness” means, without duplication, (i) any indebtedness (including interest, fees and prepayment premiums or penalties thereon) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business which are not past due), (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, or (vii) any indebtedness secured by a Encumbrance on a Person's assets.

“Insurance Policies” means the insurance policies related to the Company and its Subsidiaries listed on Section 5.25 of the Disclosure Schedule.

“Intellectual Property” means any and all rights in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future in the United States or any other country or foreign jurisdiction.  Intellectual Property includes, without limitation, any and all rights in, to, or subsisting in the following:

(a) all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof, utility models, and certificates of invention, regardless of country or formal name;

(b) all published or unpublished, nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;

(c) all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrights, copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;

(d) all trademarks, service marks, logos, trade names, domain names, 1-800,   1-888, 1-877 and other “vanity” telephone numbers, social media accounts (including Facebook, Twitter and comparable services) together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;

(e) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, know-how, formulae, customer, distributor and supplier lists, shop rights, designs, drawings, patterns, trade secrets and technical data, computer programs, and all hardware, software and processes; and

(f) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights) including, without limitation, all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

“Inventory” means all of the Company and its Subsidiaries’ inventory held for sale or resale and all of the Company’s and its Subsidiaries’ raw materials, work in process, finished products, wrapping, supply and packaging items and similar items, in each case wherever the same may be located.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means and an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual would have discovered or otherwise become aware of such fact or other matter in the good faith and diligent performance of such individual’s duties to the Company or Acquiror, as applicable, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of the Company or Acquiror, as applicable, and a good faith attempt to ascertain the existence or accuracy of the particular fact or matter as to which such statement is made.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of, or partner in, such Person has Knowledge of such fact or other matter.  Without limiting the generality of the foregoing, the Seller Parties will be deemed to have “Knowledge” of a particular fact or matter if any of Sellers has Knowledge of such fact or other matter.

 “Lease Agreement” means the Amended Lease Agreement between the Company and Future Trek, LLC in the form attached hereto as Exhibit B.

“Leasehold Estates” means all of the Company’s and its Subsidiaries’ rights and obligations as lessee under the Leases.

“Leasehold Improvements” means all leasehold improvements situated in or on the Leased Real Property and owned by any of the Company and its Subsidiaries.

“Leases” means all of the existing leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property or personal property of each of the Company and its Subsidiaries listed on Section 5.7 of the Disclosure Schedule.

“LOC Obligation” means the obligations of the Company under the terms of the business Loan Agreements between the Company and Cache Valley Bank dated March 4, 2011 and April 11, 2011.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves (including a reserve for Taxes).

“Lock-Up Agreement” means a Contract executed by Sellers as of the Closing Date restricting resales of 50% of the Acquisition Shares for one (1) year after the Closing Date, and for the period equal to the period agreed to by the directors and officers of the Acquiror in connection with any subsequent underwritten public offering of Acquiror’s capital stock, which shall be in the form attached hereto as Exhibit C.

“Material Adverse Effect” or “material adverse change” means any material adverse effect or change (a)in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of any of the Company or its Subsidiaries, taken as a whole, other than as a result of:  (i) changes adversely affecting the general economy (so long as the Company is not disproportionately affected thereby); (ii) changes generally adversely affecting the industry in which the Company operates; (iii) the announcement or pendency of the transactions contemplated by this Agreement; (iv) the failure of the Company to meet projections; (v) changes in laws applicable to the Company or its business; (vi) changes in accounting principles; or (vii) acts of war or terrorism; or (b) on the ability of any of the Company, its Subsidiaries or Sellers to consummate the transactions contemplated hereby or to perform any of their respective material obligations under the Transaction Documents, or any event or condition which would, with the passage of time, reasonably be expected to constitute, individually or in the aggregate, a “material adverse effect” or “material adverse change.”

“Net Working Capital” means (i) the total Current Assets of the Company and its Subsidiaries, on a consolidated basis, less (ii) the total Current Liabilities of the Company and its Subsidiaries, on a consolidated basis, in each case determined in accordance with GAAP.

“Ordinary Course of Business” or any similar phrase means the ordinary course of the Business and consistent with the Company’s and its Subsidiaries’, as applicable, past practice.

“Organizational Documents” means (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter, memorandum, articles of association or similar constitutional document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, or any other Person, necessary for the conduct of, or relating to any of the Company and its Subsidiaries or the operation of the Business.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Regulations” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency.

“Reminderband Assets” means the assets subject to the Reminderband Asset Transfer as identified on Section 5.34 of the Disclosure Schedule.

“Reminderband Asset Transfer” means the transfer, sale or other assignment of the Reminderband Assets pursuant to that certain Asset Purchase Agreement, dated as of June 3, 2011 between the Company and Two-Ten Squared, Inc., a Utah corporation, attached hereto as Exhibit F.

“Reminderband Business” means the business as conducted by the Company or its Subsidiaries as of the date hereof consisting of manufacturing, distributing, marketing and selling wristbands and other devices containing affiliation, charitable or promotional messages and marks as generally described at the website, www.Reminderband.com.

“Representative” means any officer, director, principal, attorney, investment banker, accountant, agent, employee or other representative.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Releases” means general releases of the Company and its Subsidiaries executed by each of the Sellers which shall be in the form attached hereto as Exhibit D.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tangible Property” means all computer equipment and other machinery, furniture, equipment and other tangible personal property used in the Business, including any such equipment, machinery or other tangible personal property used by any of the Company and its Subsidiaries pursuant to a license, Lease or similar right.

“Target Working Capital Amount” means Seven Million Five Hundred Thousand Dollars ($7,500,000).

 “Tax Return” means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any schedule or attachment thereto and any amendments thereof, and including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Transaction Expenses” means all out-of-pocket fees and expenses (a) accrued prior to the Closing and payable by the Company or any of its Subsidiaries, (b) accrued following the Closing and payable by the Sellers or any of their respective Affiliates or (c) accrued following the Closing and payable by the Company or any of its Subsidiaries for any services or other arrangements performed at the direction or on behalf of the Sellers or any of their respective Affiliates (or at the direction of or on behalf of the Company or any of its Subsidiaries prior to the Closing), in the case of each of clauses (a), (b) and (c) above, in connection with the transactions contemplated by this Agreement and the execution and delivery of the Ancillary Agreements, including fees and expenses payable to all attorneys, accountants, financial advisors and other professionals and bankers’, brokers’ or finders’ fees for persons not engaged by Acquiror.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

1.2 Other Defined Terms.   The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
§338(h)(10) Election	Section 5.24(l)
Acquiror	Preamble
Acquiror Indemnitees	Section 8.2(a)
Acquiror SEC Documents	Section 6.8
Acquisition Shares	Section 2.2(b)
Agreement	Preamble
Audited Financial Statements	Def. of Financial Statements
Broadbent	Preamble
Cash Bonuses	Section 7.10
Cash Purchase Price	Section 2.2(a)
Claim	Section 8.5(c)
Claim Notice	Section 8.5(c)
Closing	Section 3.1
Closing Balance Sheet	Section 2.3(c)
Closing Date	Section 3.1
Closing Statement	Section 2.3(c)
Company	Preamble
Company Benefit Plan	Section 5.21(a)
Company IP	Section 5.20(a)
Competitive Activities	Section 7.1(b)(i)
Continuing Employee	Section 7.3(a)
Disclosure Schedule	ARTICLE 5
Dispute Notice	Section 2.3(d)
Effective Time	Section 3.1
Escrow Amount	Section 8.6
Estimated Closing Balance Sheet	Section 2.3(a)
Estimated Closing Statement	Section 2.3(a)
Estimated Working Capital Amount	Section 2.3(a)
Excess Working Capital Amount	Section 2.3(f)
Final Working Capital Amount	Section 2.3(c)
Foreign Plans	Section 5.21(i)
Fundamental Representations	Section 8.1
Indemnitee	Def. of Damages
Interim Financial Statements	Def. of Financial Statements
IP Licenses	Section 5.20(b)
Huskinson	Preamble
Hansen	Preamble

Johnson	Preamble
Lease Agreements	Section 5.7(b)
Leased Real Property	Section 5.7(b)
Morgan	Preamble
Primary Sellers	Preamble
Purchase Price	Section 2.2
Registration Statement	Section 7.11(b)
Restricted Persons	Section 7.1
S-Elections	Section 5.24(l)
Sellers	Preamble
Seller Indemnitees	Section 8.2(b)
Seller Parties	Preamble
Shares	Recital A
Significant Contracts	Section 5.9(b)
Shortfall Working Capital Amount	Section 2.3(f)
Straddle Tax Period Transfer Taxes	Section 8.2(a)(iii) Section 7.4(g)
Working Capital Arbitrator	Section 2.3(e)
Wuthrich	Preamble

ARTICLE 2
PURCHASE AND SALE OF THE SHARES; PURCHASE PRICE

2.1 Purchase and Sale of the Shares.   Upon the terms and subject to the conditions contained herein, at the Closing Sellers shall sell, convey, transfer, assign and deliver to Acquiror, and Acquiror shall purchase, acquire and accept from Sellers, the Shares.

2.2 Purchase Price.   Upon the terms and subject to the conditions contained herein, in consideration for the transfer of the Shares pursuant to Section 2.1, at the Closing, Acquiror shall pay the purchase price (the “Purchase Price”) for the Shares at the Closing as follows:

(a) Acquiror shall pay to each of Sellers, in the respective amounts set forth on Schedule 2.2, an aggregate amount in cash equal to Fifty Million Dollars ($50,000,000), subject to adjustment as of and after the Closing Date pursuant to Section 2.3(b) (the “Cash Purchase Price”), by wire transfer of immediately available funds, of which (i) the Escrow Amount will first be delivered to the Escrow Agent in accordance with Section 8.6,  (ii) an amount sufficient to permit the Company to pay the Cash Bonuses in accordance with Section 7.10 shall be paid to the Company, and (iii) the Allocable Withholding Tax attributable to each Seller (other than the Primary Sellers) shall be deducted from the Cash Purchase Price otherwise payable to such Seller and shall be delivered to the Company to be deposited by the Company with the applicable taxing authorities on behalf of such Seller; with the balance of the Cash Purchase Price being paid to such account or accounts as each of the Sellers specifies to Acquiror in writing not later than three (3) days prior to the Closing Date; and

(b) issue to, and in the name of, and deliver to Sellers , in the respective amounts set forth on Schedule 2.2, a total of Four Million Four Hundred Forty-Four Thousand Four Hundred Forty-four (4,444,444) shares of Acquiror’s restricted common stock, par value $0.001 per share (the “Acquisition Shares”).

2.3 Working Capital Adjustment.

(a) Estimated Closing Balance Sheet.  The Primary Sellers shall cause the Company to prepare and deliver to Acquiror not later than three (3) days before the Closing Date, an estimated balance sheet of the Company and its Subsidiaries on a consolidated basis as of the Closing Date, prepared in good faith (the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail their estimation of the Net Working Capital (the “Estimated Working Capital Amount”) of the Company and its Subsidiaries, as of the Closing Date (the “Estimated Closing Statement”).  For purposes of preparing the Estimated Closing Balance Sheet, the Estimated Working Capital Amount, and the Estimated Closing Statement, the Closing shall be deemed to occur at the Effective Time.  The Estimated Closing Balance Sheet and the Estimated Closing Statement shall be in form and substance reasonably acceptable to Acquiror and will be prepared in accordance with GAAP.

(b) Adjustment to Cash Purchase Price at Closing. If the Estimated Working Capital Amount as set forth on the Estimated Closing Statement is less than the Target Working Capital Amount, then the Cash Purchase Price payable at Closing shall be decreased by the amount of such difference.

(c) Closing Balance Sheet.  Within ninety (90) days after the Closing Date, Acquiror will prepare or cause to be prepared, and will provide to Sellers Representative, a balance sheet of the Company and its Subsidiaries on a consolidated basis as of the Closing Date (the “Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its determination of the Net Working Capital (the “Final Working Capital Amount”) as of the Closing Date (the “Closing Statement”).  For purposes of preparing the Closing Balance Sheet, the Final Working Capital Amount and the Closing Statement, the Closing shall be deemed to have occurred at 11:59 p.m. Salt Lake City, Utah, time on the Closing Date.  The Closing Balance Sheet and the Closing Statement shall be in form and substance reasonably acceptable to Sellers Representative and will be prepared in accordance with GAAP; provided that, any write downs to Inventory or increases in Inventory reserves made at the request of Acquiror or subsequent to the Effective Time shall not be included in the calculation of the Final Working Capital Amount.  Until the final determination of the Closing Statement pursuant to this Section 2.3, Sellers Representative will have reasonable access to the Books and Records and work papers used by Acquiror in the preparation of the Closing Balance Sheet and the Closing Statement.

(d) Dispute Notice.  The Closing Balance Sheet and the Closing Statement will be final, conclusive and binding on the parties to this Agreement unless Sellers Representative provides a written notice (a “Dispute Notice”) to Acquiror no later than the thirtieth (30th) day after delivery of the Closing Statement setting forth in reasonable detail (i) any item on the Closing Balance Sheet or the Closing Statement which Sellers Representative disputes in good faith and (ii) the correct amount (as asserted by Sellers Representative) of such item in accordance with GAAP and, to the extent consistent with GAAP, the books and records of the Company.

(e) Resolution of Disputes.  Acquiror and Sellers Representative will attempt to resolve the matters raised in a Dispute Notice in good faith.  If the matters raised in the Dispute Notice are not resolved within twenty (20) Business Days after delivery of the Dispute Notice, either Acquiror or Sellers Representative may provide written notice to the other that they elect to submit the disputed items to PriceWaterhouseCoopers LLP or another nationally recognized independent accounting firm chosen jointly by Acquiror and Sellers Representative (the “Working Capital Arbitrator”).  The Working Capital Arbitrator will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with GAAP.  In conducting its review, the Working Capital Arbitrator shall base its determination solely on presentations of Acquiror and Sellers Representative, and shall not, for avoidance of doubt, engage in or conduct an independent review.  The costs of the Working Capital Arbitrator, shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Working Capital Arbitrator, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Working Capital Arbitrator at the time the determination of such Working Capital Arbitrator is rendered on the merits of the matters submitted. The decision of the Working Capital Arbitrator with respect to the items of the Closing Balance Sheet and the Closing Statement submitted to it, as well as the payment of the Working Capital Arbitrator’s fees and expenses, will be final, conclusive and binding on the parties.  Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Working Capital Arbitrator and to cause the Working Capital Arbitrator to resolve any dispute no later than thirty (30) Business Days after selection of the Working Capital Arbitrator.

(f) Post-Closing Adjustment.  Promptly, and in any event no later than the fifth (5th) Business Day after final determination of the Closing Statement in accordance with Sections 2.3(d) and 2.3(e), (i) if the Final Working Capital Amount is less than the Estimated Working Capital Amount (such difference, the “Shortfall Working Capital Amount”), Sellers shall make a payment of such shortfall amount to Acquiror by wire transfer of immediately available funds to an account specified by Acquiror, and (ii) if clause (i) of this Section 2.3(f) is inapplicable, then there shall be no payment made by Acquiror or by Sellers as a result of the determination of the Final Working Capital Amount.

2.4 Withholding Rights.  Acquiror shall be entitled to deduct and withhold from the payments set forth in Section 2.2 or other payment otherwise payable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated hereby, to any Seller such amounts that Acquiror is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local or foreign Tax Regulation.  Any such withheld amounts shall be timely deposited by Acquiror with the applicable governmental agency on behalf of the Seller from whom such payment was withheld.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller.

ARTICLE 3
CLOSING

3.1 Closing.  The closing of the transactions contemplated herein (the “Closing”) shall be held at the offices of Durham Jones & Pinegar, 111 East Broadway, Suite 900, Salt Lake City, Utah 84111, at 10:00 a.m. local time, on the date on which this Agreement is signed by the parties hereto, (the date on which the Closing takes place being the “Closing Date”) and shall be effective as of 11:59 p.m. Salt Lake City, Utah time on the Closing Date (the “Effective Time”).

3.2 Deliveries at Closing.

(a) Deliveries by Acquiror.  Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Seller Parties contained herein and in consideration of the sale, assignment, transfer of the Shares, Acquiror agrees to deliver to Sellers at the Closing the following, all reasonably satisfactory in form and substance to Sellers and their respective legal counsel:

(i) the Cash Purchase Price to be paid to Sellers on the Closing Date pursuant to Section 2.2(a);

(ii) certificates representing the duly and validly issued Acquisition Shares (in such reasonable share certificate amounts as a Seller shall request not less than three (3) days prior to the Closing), with any applicable transfer stamps affixed, issued in the name of Sellers according to Section 2.2(b);

(iii) cash to Cache Valley Bank sufficient to satisfy the LOC Obligation;

(iv) a certificate executed by the Secretary of Acquiror certifying as of the Closing Date (A) a true and completed copy of the resolutions of the board of directors of the Acquiror authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (B) incumbency matters;

(v) a certificate of good standing and/or subsistence of Acquiror, dated as of the Closing Date, issued by the Secretary of State of the State of Nevada, that is dated within a reasonable period (not to exceed ten (10) days) prior to the Closing Date;

(vi) executed copies of the Employment Agreements;

(vii) an executed copy of the Escrow Agreement;

(viii) an executed copy of the Lock-Up Agreement;

(ix) an executed copy of the Lease Agreement; and

(x) such other documents and instruments as in the opinion of counsel for Sellers may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

(b) Deliveries by the Seller Parties.  Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties and agreements of Acquiror contained herein and in consideration of the Purchase Price to be paid to Sellers, the Seller Parties agree to deliver (or cause to be delivered) to Acquiror at the Closing the following agreements, documents and instruments, all reasonably satisfactory in form and substance to Acquiror and its legal counsel:

(i) Not later than three (3) days prior to the Closing Date, the Estimated Closing Statement, prepared in the good faith judgment of the Primary Sellers and certified by the Chief Financial Officer of the Company, and acceptable (in form and substance) to Acquiror in its reasonable discretion;

(ii) stock certificates representing all of the Shares, duly endorsed or accompanied by duly executed instruments of transfer, with any applicable transfer stamps affixed, which validly transfer title to the Shares to Acquiror;

(iii) stock certificates representing all of the shares of capital stock of the Company’s Subsidiaries;

(iv) the stock books, ledger books and corporate seal, if available, of the Company and its Subsidiaries;

(v) a certificate executed by the Secretary of each of the Company and its Subsidiaries certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of the Company and its Subsidiaries, (B) a true an complete copy of the resolutions of Sellers as sole shareholders of the Company and board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) incumbency matters;

(vi) certificates of good standing and/or subsistence of each of the Company and its Subsidiaries, dated as of the Closing Date, issued by the Utah Division of Corporations and Commercial Code for the Company, the relevant European Governing Body for its Subsidiaries; and of the jurisdiction of each jurisdiction in which each of the Company and its Subsidiaries is qualified to do business, that are dated within a reasonable period (not to exceed ten (10) days) prior to the Closing Date;

(vii) evidence of receipt of all consents set forth on Section 5.5 of the Disclosure Schedule;

(viii) an affidavit from each Seller stating, under penalties of perjury, such Seller’s taxpayer identification number and that such Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code;

(ix) executed copies of the Employment Agreements to be executed by the appropriate Seller Parties;

(x) an executed copy of the Escrow Agreement;

(xi) an executed copy of the Lock-Up Agreement;

(xii) an executed copy of the Lease Agreement;

(xiii) executed copies of the Seller Releases;

(xiv) resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries other than those whom Acquiror shall have specified in writing at least three (3) Business Days before the Closing;

(xv) all (i) payoff letters and releases relating to any Indebtedness of any of the Company or its Subsidiaries, and (ii) releases from third parties of any and all Encumbrances relating to the assets each of the Company and its Subsidiaries, including without limitation Encumbrances set forth on Section 5.8 of the Disclosure Schedule, in form and substance reasonably satisfactory to Acquiror; and

(xvi) such other documents and instruments as in the opinion of counsel for Acquiror may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

3.3 Other Closing Transactions.   In addition, subject to the terms and conditions of this Agreement, Acquiror and the Seller Parties shall deliver to each other on the Closing Date the Escrow Agreement executed and delivered by each of Acquiror, Sellers and the Escrow Agent named therein.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller hereby represents and warrants to Acquiror as follows, which representations and warranties are, as of the date hereof, true and correct.

4.1 Authority.   Such Seller has full power and authority to enter into this Agreement and the Ancillary Agreements to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder.

4.2 Execution and Delivery of Valid and Binding Agreements.   This Agreement has been duly executed and delivered by such Seller, and this Agreement constitutes, and each of the Ancillary Agreements to which such Seller is a party, when executed and delivered by such Seller in accordance with the terms thereof shall constitute, a valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar Regulations relating to creditors’ rights and general principles of equity (whether considered in proceedings at law or in equity).

4.3  No Breach.   The execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in the creation of any Encumbrance upon such Seller’s assets or Encumbrance upon such Seller’s Shares pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to, any Law, Contract or Court Order to which such Seller is subject.

4.4 Title to Shares.   Such Seller is the record and beneficial owner of the Shares set forth opposite such Seller’s name on Schedule 2.2.  On the Closing Date, such Seller shall transfer to Acquiror (in accordance with ARTICLE 2) good and marketable title to the Shares set forth opposite such Seller’s name on Schedule 2.2, free and clear of all Encumbrances, except for restrictions imposed on Acquiror’s acquisition of the Shares and its subsequent sale thereof by applicable securities laws.  Except for the Shares set forth opposite such Seller’s name on Schedule 2.2, such Seller owns no other shares of capital stock of the Company and is not a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the acquisition or disposition of any capital stock of the Company (other than this Agreement).  Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

4.5 Litigation.   There are no Actions, Court Orders or investigations pending or, to the Knowledge of such Seller, threatened against or affecting such Seller, at law or in equity, or before or by any Governmental Authority, which would adversely affect such Seller’s performance under this Agreement or the Ancillary Agreements to which such Seller is a party or the consummation of the transactions contemplated hereby or thereby.

4.6 No Brokers.  Neither such Seller nor such Seller’s Representatives or Affiliates have employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company, its Subsidiaries, such Seller, Acquiror or any of Acquiror’s or such Seller’s Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

4.7 No Other Agreements to Sell Assets or Capital Stock.   Neither such Seller nor any of his respective Representatives or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person other than Acquiror to sell, assign, transfer or effect a sale of any of the assets of the Company or its Subsidiaries (other than inventory in the Ordinary Course of Business), to sell or effect a sale of any capital stock of any of the Company or its Subsidiaries, to effect any merger, consolidation, liquidation, dissolution or other reorganization of any of the Company or its Subsidiaries, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

4.8 Accredited Investor; Investment Representations.

(a) With respect to each Seller who will receive any portion of the Acquisition Shares, such Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and has such knowledge and experience in financial affairs that such Seller is capable of evaluating the merits and risks of an investment in the Acquisition Shares.  Such Seller has not relied in connection with an investment in the Acquisition Shares upon any representations, warranties or agreements other than those set forth in this Agreement.  Such Seller’s financial situation is such that he can afford to bear the economic risk of holding the Acquisition Shares for an indefinite period of time, and such Seller can afford to suffer the complete loss of such Seller’s investment in the Acquisition Shares.

(b) Such Seller is acquiring the Acquisition Shares for investment for such Seller’s own account only and not with a view to, or for resale in connection with, any resale or “distribution” thereof within the meaning of the Securities Act, and understands that the Acquisition Shares have not been registered under the Securities Act or any securities laws of any state by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of such Seller’s investment intent as expressed herein.  Such Seller acknowledges and understands that the Acquisition Shares must be held indefinitely unless the Acquisition Shares are subsequently registered under the Securities Act and, where applicable, such other securities laws or an exemption from such registration is available, and that Acquiror is under no obligation to register the Acquisition Shares.  Such Seller has not received any general solicitation or general advertisement in connection with the transactions contemplated by this Agreement or an investment in Acquiror.

(c) Such Seller acknowledges that he has had an opportunity to discuss the business, affairs and prospects of Acquiror with Acquiror’s representatives.  Such Seller acknowledges that Acquiror has furnished or made available to him (i) the Annual Report on Form 10-K of Acquiror for its fiscal year ended December 31, 2010, (ii) the Quarterly Report on Form 10-Q of Acquiror for the quarterly period ending March 31, 2011, (iii) the Definitive Proxy Statement on Schedule 14A for the 2011 Annual Meeting of Shareholders of Acquiror and (iv) all current reports on Form 8-K of Acquiror filed with the SEC since January 1, 2011.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY

Each of the Seller Parties hereby jointly and severally represents and warrants to Acquiror that the statements contained in this ARTICLE 5 are correct and complete as of the date of this Agreement, except that representations or warranties that are made as of a specific date shall be true and correct as of such date, subject to such exceptions as are specifically disclosed in the disclosure schedule (the “Disclosure Schedule”) delivered herewith and dated as of the date hereof.  The information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this ARTICLE 5 to which such information relates; provided that the information set forth in each section and subsection of the Disclosure Schedule shall qualify the representations and warranties set forth in the corresponding section or subsections of this ARTICLE 5 and any other representations and warranties set forth in this ARTICLE 5 if, and to the extent, that an appropriate cross reference is contained in such section or subsection or it is reasonably apparent on the face of such disclosure that it applies to such other representations and warranties:

5.1 Organization.   Each of the Company and its Subsidiaries is a corporation or an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, with full corporate or other power and authority to conduct its business as it is now conducted, to own, lease and operate the properties and assets that it purports to own, lease or operate, and to perform all its obligations under its Contracts.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction listed on Section 5.1 of the Disclosure Schedule, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification or license necessary, except where failure to be so qualified or in good standing, would not have a Material Adverse Effect.  Copies of the Organizational Documents of each of the Company and its Subsidiaries, heretofore delivered to Acquiror, are true, accurate and complete as of the date hereof.  None of the Company or its Subsidiaries is in default under or is in violation of any provision of its Organizational Documents.  Section 5.1 of the Disclosure Schedule lists the directors and officers of the Company and its Subsidiaries.

5.2 Subsidiaries.   Section 5.2 of the Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization, as the case may be, for each Subsidiary of the Company.  Other than its Subsidiaries set forth on Section 5.2 of the Disclosure Schedule, the Company does not have any direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity.

5.3 Capitalization.

(a) Section 5.3(a) of the Disclosure Schedule sets forth (i) the authorized capital stock of the Company, (ii) the number of shares or other equity securities issued and outstanding and (iii) the number of shares held in treasury, as of the date of this Agreement.  The Shares are held by Sellers in the amounts set forth beside such Seller’s name on Section 5.3(a) of the Disclosure Schedule.  Except as set forth on Section 5.3(a) of the Disclosure Schedule, there is no outstanding stock and there are no securities, in each case, convertible into or exchangeable for  any equity securities of the Company, or containing any profit participation features, nor does the Company have outstanding any subscriptions, warrants, rights or options to subscribe for or purchase any of its capital stock or any stock or securities convertible into or exchangeable for any capital stock of the Company.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.  All of the outstanding shares of capital stock of the Company have been validly issued, are fully paid and nonassessable and held of record by Sellers free and clear of any Encumbrances.  Upon delivery to Acquiror at the Closing of certificates representing the Shares and upon receipt by Sellers of the Purchase Price for the Shares, good and valid title will pass to Acquiror, free and clear of any Encumbrances except for restrictions imposed on Acquiror’s subsequent sale thereof by applicable securities laws.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Company.

(b) Section 5.3(b) of the Disclosure Schedule sets forth for each of the Company’s Subsidiaries: (i) the authorized capital stock of each such Subsidiary; (ii) the number of shares or other equity securities issued and outstanding of such Subsidiary; and (iii) the number of shares of such Subsidiary held in treasury, as of the date of this Agreement.  Except as set forth on Section 5.3(b) of the Disclosure Schedule, there is no outstanding stock and there are no securities, in each case, convertible into, exchangeable for, any equity securities of any Subsidiary of the Company, or containing any profit participation features, nor do any such Subsidiaries have outstanding any subscriptions, warrants, rights or options to subscribe for or purchase any of their capital stock or any stock or securities convertible into or exchangeable for any capital stock of such Subsidiaries.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Company’s Subsidiaries.  None of the Company’s Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of their capital stock or any warrants, options or other rights to acquire their capital stock.  All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been validly issued, are fully paid and nonassessable and held of record, and owned beneficially, by the Company, directly or indirectly, free and clear of any Encumbrances.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of any of the Company’s Subsidiaries.

(c) There are no statutory or contractual preemptive rights or rights of refusal with respect to the sale of the Shares hereunder.  Sellers have not violated any applicable federal or state securities laws in connection with the offer or sale of such Shares.

5.4 Authorization.   The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly approved by the board of directors and shareholders of the Company.  No other proceedings on the part of the Company is necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and, upon execution and delivery of the Ancillary Agreements, this Agreement and each of the Ancillary Agreements to which the Company is a party will be legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, in each case, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

5.5 Consents and Approvals.   Except as set forth in Section 5.5 of the Disclosure Schedule, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Person is required to be made or obtained by any of the Company or its Subsidiaries, Sellers or any other Affiliate of the Company  or Sellers in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Company, its Subsidiaries, Sellers or any other Affiliate of the Company or Sellers, as applicable.

5.6 Absence of Certain Changes or Events.   Except as set forth in Section 5.6 of the Disclosure Schedule or as contemplated by Section 7.10, since the Balance Sheet Date, there has not been any:

(a) change in any of the Company’s or its Subsidiaries’ authorized or issued capital stock; grant of any stock option, warrant or other right to purchase shares of capital stock of any of the Company or its Subsidiaries; issuance of any security convertible into, or exchangeable or exercisable for such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by any of the Company or its Subsidiaries of any of their capital stock; or declaration or payment of any dividend (except for (i) cash dividends to Sellers with respect to Tax obligations arising out of the operation of the Business; and (ii) the Reminderband Asset Transfer) or other distribution or payment in respect of any such capital stock;

(b) amendment to the Organizational Documents of the Company or any of its Subsidiaries;

(c) actual or, to the Knowledge of the Sellers, threatened material adverse change in the financial condition, working capital, shareholders’ equity, assets, Liabilities, reserves, revenues, income, earnings, prospects or Business of any of the Company or its Subsidiaries, whether individually or the aggregate;

(d) material change in accounting methods, principles or practices by any of the Company or its Subsidiaries;

(e) revaluation by any of the Company or its Subsidiaries of any of their assets in excess of $25,000, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of $25,000;

(f) damage, destruction or loss (whether or not covered by insurance) having a material adverse effect on any of the Company or its Subsidiaries, whether individually or in the aggregate;

(g) cancellation of any indebtedness or waiver or release of any right or claim of any of the Company or its Subsidiaries relating to their respective activities or properties which had or will have, individually or in the aggregate, a Material Adverse Effect;

(h) increase in the rate of compensation payable or to become payable to any director, officer or other employee of any of the Company or its Subsidiaries or any consultant, Representative or agent of any of the Company or its Subsidiaries, including, without limitation, the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such person, or the adoption of, entering into, addition to, modification of, or contribution to any Employee Plan, other than (i) contributions in accordance with the normal practices of the Company or its Subsidiaries;(ii) the extension of coverage to others who became eligible after the Balance Sheet Date; (iii) modifications of Employee Plans to comply with applicable laws and modifications of group insurance policies and contracts underlying Employee Plans in connection with the renewal of such insurance; (iv) compensation described in Section 7.10 below; and (v) changes to the compensation of employees of the Company and to Employee Plans of the Company in the Ordinary Course of Business.

(i) adverse change in employee relations which has or is reasonably likely to have a Material Adverse Effect on the productivity, financial condition, results of operations of any of the Company or its Subsidiaries, whether individually or in the aggregate, or the relationships between the employees of any of the Company or its Subsidiaries and the respective management of the Company or its Subsidiaries;

(j) entry into, amendment, cancellation, acceleration or termination of any Contract, commitment, agreement, Lease, transaction or Permit to which any of the Company or its Subsidiaries is a party or by which any of them is bound, including, without limitation, any employment, consulting, distributorship, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to any of the Company or its Subsidiaries of at least $25,000; imposition of any Encumbrance upon any assets of any of the Company or any of its Subsidiaries, except in connection with its working line of credit or purchase money mortgages arising in the Ordinary Course of Business;

(k) sale, lease, assignment or transfer of any of the assets, tangible or intangible, of any of the Company or its Subsidiaries, other than in the Ordinary Course of Business other than the transfer of the Reminderband Assets;

(l) creation, incurrence, assumption or guarantee of more than $10,000 in aggregate indebtedness by any of the Company or its Subsidiaries for borrowed money or capitalized lease obligations other than advances under the Company’s working line of credit;

(m) incurrence by any of the Company or its Subsidiaries of Liabilities, except Liabilities incurred in the Ordinary Course of Business, or material increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of any of the Company or its Subsidiaries;

(n) payment, discharge or satisfaction of any Liabilities of any of the Company or its Subsidiaries other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities set forth or reserved for on the Financial Statements or incurred in the Ordinary Course of Business;

(o) capital expenditures by any of the Company or its Subsidiaries or the incurring of any obligation by any of the Company or its Subsidiaries to make any capital expenditure or execute any Lease, in each case involving a commitment by the Company or its Subsidiaries of $25,000 or more;

(p) failure to pay or satisfy when due any Liability of any of the Company or its Subsidiaries, except where the failure would not, individually or in the aggregate, have a Material Adverse Effect;

(q) failure of any of the Company or its Subsidiaries to carry on diligently their business in the Ordinary Course of Business so as to keep available to Acquiror the services of each of the Company’s and its Subsidiaries’ employees, and to use commercially reasonable efforts to preserve for Acquiror the Business and the goodwill of each of the Company’s and its Subsidiaries’ suppliers, customers, distributors and others having business relations with the Company or its Subsidiaries;

(r) disposition or lapsing of any Intellectual Property or any disposition or disclosure to any Person of any Intellectual Property outside the Ordinary Course of Business and not theretofore a matter of public knowledge other than in connection with the consummation of the Reminderband Asset Transfer;

(s) adoption or modification of any material Tax election, Tax accounting method or annual Tax accounting period; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; filing of any amended material Tax Return; execution of any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax; surrender of any right to claim a material Tax refund; or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(t) existence of any other event or condition which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; or

(u) agreement or commitment, whether oral or written, by any of the Company or its Subsidiaries to do any of the things described in the preceding clauses (a) through (t) other than as expressly provided for herein.

5.7 Real Property; Facilities.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 5.7 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by any of the Company or its Subsidiaries or otherwise used or occupied by any of the Company or its Subsidiaries for the operation of the Business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license or sublease or other occupancy right, the aggregate annual base rent payable thereunder.  The Seller Parties have made available to Acquiror true, correct and complete copies of all Leases for the Leased Real Property to which any of the Company or its Subsidiaries is a party, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no Leases other than the Lease Agreements for real property affecting the Leased Real Property or to which any of the Companies is bound, other than those identified in Section 5.7 of the Disclosure Schedule.

(c) Actions.  None of the Sellers or the Company have received notice of any condemnation proceedings or other Actions relating to any Facility.

(d) Validity.  Each Facility Lease is valid, binding, enforceable against the Company or its Subsidiaries, and to the Knowledge of the Sellers, the other parties thereto (except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law) and in full force and effect and each of the Company and its Subsidiaries has, and at Closing will have, an unencumbered interest in the Leasehold Estate.  Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession of all the Leased Real Property.  To the Knowledge of Sellers, no other party to any Facility Lease (other than the Facility Lease for the premises located at 919 North 1000 West, Logan, Utah) is in breach or default of such Facility Lease.  The other party to the Facility Lease for the premises located at 919 North 1000 West, Logan, Utah is not in breach or default of such Facility Lease.

(e) Certificate of Occupancy.  To the Knowledge of the Sellers, all Facilities have received all required approvals of Governmental Authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the Company’s or its Subsidiaries’ use thereof and have been used by the Company and/or its Subsidiaries, as applicable, in all material respects in accordance with applicable Regulations.

(f) Utilities.  All Facilities are supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and, to the Knowledge of the Sellers, there is no condition which would reasonably be expected to result in the termination of the present access from any Facility to such utility services.

(g) No Special Assessment.  The Company has not received written notice of any special assessment relating to any Facility or any portion thereof and there is no pending or to the Knowledge of the Sellers threatened special assessment.

5.8 Condition and Sufficiency of Assets.   Except as set forth on Section 5.8 of the Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all the properties and assets used by each of them (whether real, personal, or mixed and whether tangible or intangible), located on their premises or shown on the Financial Statements or acquired thereafter free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business or as a result of the Reminderband Asset Transfer since the Balance Sheet Date.  The items of Tangible Property of the Company and its Subsidiaries are in good operating condition and repair (normal wear and tear excepted).  The building, plants, structures, Fixtures and Equipment of the Company and its Subsidiaries are adequate for the uses to which they are being put, and none of such Tangible Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  Except as set forth on Section 5.8 of the Disclosure Schedule, each of the Company and its Subsidiaries own, or have a valid leasehold or other interest in all assets, buildings, plants, structures, fixtures and equipment necessary for the conduct of the Business as presently conducted by each of the Company and its Subsidiaries and to permit Acquiror (through the Company and its Subsidiaries) to continue to conduct the Business in all respects in substantially the same manner as the Business has been conducted through the date hereof.  The Leasehold Improvements constructed and paid for by the Company and all Fixtures and Equipment and other tangible assets owned, leased or used by the Company at the Facilities are (a) insured to the extent and in a manner customary in the industry, (b) are structurally sound with no known material defects, (c) in good operating condition and repair, subject to ordinary wear and tear, (d) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material (e) sufficient for the operation of the Company and its Subsidiaries as presently conducted and (f) in conformity, in all material respects, with all applicable Regulations.

5.9 Contracts and Commitments.

(a) Contracts.  Section 5.9(a) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts (including oral agreements) of the following categories:

(i) Contracts not made in the Ordinary Course of Business or under which the consequences of a Default or termination would reasonably be expected to have a Material Adverse Effect;

(ii) Employment contracts providing annual compensation in excess of $50,000;

(iii) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, change in control or other material agreement or arrangement for the benefit of current or former directors, officers, shareholders and employees, including, without limitation, Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of the Company and its Subsidiaries or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Acquiror or the Company and its Subsidiaries any severance, termination, “change in control,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(iv) Labor, collective bargaining, or union contracts;

(v) Distribution, franchise, license, technical assistance, sales, customer, commission, consulting, agency or advertising contracts related to the assets of each of the Company and its Subsidiaries or the Business, the performance of which will extend over a period of more than one (1) year, which involve consideration or liabilities in excess of $25,000 or that are otherwise material to the Business;

(vi) any Contract (or group of related Contracts) for the purchase by or sale to the Company of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services to the Company, the performance of which will extend over a period of more than one (1) year, which involve consideration or liabilities in excess of $25,000 or that are otherwise material to the Business;

(vii) Contracts involving future expenditures or Liabilities, actual or reasonably anticipated, in excess of $25,000 or otherwise material to the Business or to any of the Company or its Subsidiaries;

(viii) Contracts involving performance of services or delivery of goods or materials by any of the Company or its Subsidiaries, actual or reasonably anticipated, in excess of $25,000 or otherwise material to the Business or any of the Company or its Subsidiaries;

(ix) Contracts involving receipts, actual or reasonably anticipated, in excess of $25,000 or otherwise material to the Business or any of the Company or its Subsidiaries;

(x) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $10,000, whether any of the Company or its Subsidiaries shall be the borrower, lender or guarantor thereunder or whereby any assets of any of the Company or its Subsidiaries are subject to an Encumbrance (excluding credit provided by the Company or its Subsidiaries in the Ordinary Course of Business to purchasers of the Company’s or its Subsidiaries’ products);

(xi) Contracts containing covenants limiting the freedom of any of the Company or any of its Subsidiaries or any officer, director, equityholder or Affiliate of any of the Company or any of its Subsidiaries, to engage in any line of business or compete with any person;

(xii) Any Contract with the United States, state or local government or any agency or department thereof;

(xiii) Leases of personal property to or from any Person not cancelable (without Liability) within thirty (30) calendar days providing for lease payments in excess of $25,000 per annum;

(xiv) Written warranties, guaranties and or other similar undertakings with respect to contractual performance extended by any of the Company or its Subsidiaries;

(xv) Joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses, costs or Liabilities by any of the Company or its Subsidiaries with any other Person;

(xvi) any agreement with any of Sellers or any of their Affiliates (other than the Company and its Subsidiaries) to which the Company or its Subsidiaries are a party;

(xvii) Licensing agreements or other Contracts with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding ownership, assignment, the appropriation or the nondisclosure of any of the Intellectual Property of any of the Company or its Subsidiaries other than confidentiality agreements with employees, consultants or other third parties executed in the Ordinary Course of Business;

(xviii) Each power of attorney that is currently effective and outstanding; and

(xix) Any agreement under which any of the Company or its Subsidiaries has advanced or loaned any amount to any of its shareholders, directors, officers or employees outside the Ordinary Course of Business.

Sellers have made available to Acquiror true, correct and complete copies of all of the Contracts listed on Section 5.9(a) of the Disclosure Schedule, including all amendments and supplements thereto.

(b) Absence of Defaults.  All of the material Contracts and Leases to which any of the Company and its Subsidiaries is party or by which they or any of the properties or assets of any of the Company and its Subsidiaries is bound or affected, including, without limitation, those identified or required to be identified on Section 5.9(a)(i) of the Disclosure Schedule (the “Significant Contracts”), are valid, binding and enforceable in accordance with their terms (subject to the effect of bankruptcy, insolvency, moratorium or other similar Regulations relating to creditors’ rights and general principles of equity (whether considered in proceedings at law or in equity) on the Company and its Subsidiaries and to the Knowledge of the Sellers, on the other parties thereto, and each such Significant Contract and Lease will continue to be valid, binding and enforceable (subject to the effect of bankruptcy, insolvency, moratorium or other similar Regulations relating to creditors’ rights and general principles of equity (whether considered in proceedings at law or in equity) on the Company and its Subsidiaries and to the Knowledge of the Sellers, on the other parties thereto, on identical terms following the consummation of the transactions contemplated hereby. Each of the Company and its Subsidiaries has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each Significant Contract.  The Company and its Subsidiaries and, to the Knowledge of the Sellers, the other parties to the Significant Contracts have complied in all material respects with the provisions thereof, to the Knowledge of the Sellers no party (other than the Company and its Subsidiaries) is in Default thereunder and no notice of any claim of Default thereunder has been given to any of the Company or its Subsidiaries.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any of the Company and its Subsidiaries or to the Knowledge of the Sellers any other Person the right to declare the other party or parties thereto in Default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Significant Contract.  Sellers do not have any rights under, and Sellers do not have any obligations or Liability under, any Contract that relates to the Business of, or any of the assets owned or used by, any of the Company and its Subsidiaries.  To the Knowledge of the Sellers, there is no reasonable basis to believe that (i) the products and services required to be provided or delivered by any party under any unfinished Significant Contract will not be supplied in accordance with the terms of such Significant Contract, including time specifications, and (ii) any unfinished Significant Contract involving obligations of or benefits to the Company in excess of $1,000,000, will result in a loss to any of the Company or its Subsidiaries.  With respect to any Leases, Sellers have not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

5.10 Permits.

(a) Section 5.10 of the Disclosure Schedule sets forth a complete list of all Permits used in the operation of the Business or otherwise held by any of the Company or its Subsidiaries.  Each of the Company and its Subsidiaries has, and at all relevant times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of the Business, and owns or possesses such Permits free and clear of all Encumbrances, except such Permits the failure of which to obtain would not have a Material Adverse Effect.  None of the Company or any of its Subsidiaries is in Default, nor have any of them received any notice of any claim of Default, with respect to any such Permit.  Except as otherwise governed by applicable law, as of the Closing Date all such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.  Except as set forth in Section 5.10 of the Disclosure Schedule, none of the Permits will be adversely affected by the completion of the transactions contemplated by this Agreement.  No present or former equityholder, director, officer or employee of the Company or its Subsidiaries or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which any of the Company or its Subsidiaries owns, possesses or uses.

(b) Except as disclosed in Section 5.10 of the Disclosure Schedule, no notice to, declaration, filing or registration with, or Permit from, any Governmental Authority or regulatory body or authority, or any other Person, is required to be made or obtained by any of the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

(c) The Permits set forth in Section 5.10 of the Disclosure Schedule collectively constitute all of the material Permits necessary to permit the Company and its Subsidiaries to lawfully conduct and operate their business in the manner they each currently conduct and operate such business and to permit the Company and its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets.

5.11 No Conflict or Violation.  Except as set forth in Section 5.11 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Sellers with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of any of the Company or any of its Subsidiaries, (b) violate, conflict with, result in a breach of, constitute a Default under, result in the termination or acceleration of, or accelerate the performance required by, any Significant Contract, Lease or material Permit, (i) to which any of the Company or its Subsidiaries are a party or (ii) by which any property or assets of any of the Company or its Subsidiaries are bound, (c) violate any Regulation or Court Order, (d) result in the imposition or creation of any Encumbrance upon or with respect to any property or assets of any of the Company or its Subsidiaries or the Shares, (e) cause Acquiror or any of the Company or its Subsidiaries to become subject to, or to become liable for the payment of, any Tax; or (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any material Permit that is held by any of the Company or its Subsidiaries or that otherwise relates to the Business, or any of the assets owned or used by any of the Company or its Subsidiaries.

5.12 Financial Statements.   Primary Sellers and the Company have heretofore delivered (or caused to be delivered) to Acquiror the Financial Statements.  The Financial Statements (including the notes thereto) (a) are in accordance with the books and records of the Company and its Subsidiaries, (b) have been prepared in accordance with GAAP throughout the periods covered thereby and (c) fairly and accurately present the assets, Liabilities (including all reserves) and financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows of the Company and its Subsidiaries for the periods then ended; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.  At the respective dates of the Financial Statements, there were no Liabilities of the Company and its Subsidiaries, which, in accordance with GAAP, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

5.13 Undisclosed Liabilities.   None of the Company or any of its Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as disclosed on the Balance Sheet, dated as of the Balance Sheet Date, (b) for those Current Liabilities arising in the Ordinary Course of Business consistent with past practice, (c) for those incurred in the Ordinary Course of Business consistent with past practice since the Balance Sheet Date, (d) Liabilities under Contracts disclosed under this Agreement for obligations arising under such Contracts on or after the date hereof, and (e) Liabilities for matters disclosed in the Disclosure Schedule attached hereto.

5.14 Books and Records.   Each of the Company and its Subsidiaries has made and kept (and made available to Acquiror) Books and Records, which, in reasonable detail, accurately and fairly reflect the activities of the Company and its Subsidiaries related to the Business.  Except as set forth in Section 5.14 of the Disclosure Schedule, the minute books of each of the Company and its Subsidiaries previously delivered to Acquiror accurately and adequately reflect all action previously taken by the equityholders, board of directors or managers or similar group and committees of the board of directors or managers or similar group of the Company and its Subsidiaries.  The copies of the stock book records of each of the Company and its Subsidiaries previously delivered to Acquiror are true, correct and complete, and accurately reflect all transactions effected in the Company’s and its Subsidiaries’ equity through and including the date hereof.  Neither the Company nor its Subsidiaries has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of each of the Company and its Subsidiaries.

5.15 Litigation.   Except as set forth on Section 5.15 of the Disclosure Schedule, there are no Actions pending, or, to the Knowledge of the Sellers, threatened or anticipated (a) against (i) any of the Company or its Subsidiaries, the Business or the property or assets of the Company or its Subsidiaries (including with respect to Environmental Laws), (ii) any officers or directors of the Company or its Subsidiaries as such, or (iii) any equityholder of the Company or its Subsidiaries in such equityholder’s capacity as an equityholder of the Company or its Subsidiaries, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements, (c) that involve the risk of criminal liability or (d) in which any of the Company or its Subsidiaries is a plaintiff.  None of the Company or its Subsidiaries is in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against any of the Company or its Subsidiaries, the Business or the property or assets of any of the Company or its Subsidiaries.    There are no Court Orders or agreements with, or liens by, any Governmental Authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or, to the Knowledge of the Sellers, in any way affect, any of the Company or its Subsidiaries, the Business or the property or assets of any of the Company or its Subsidiaries.

5.16 Labor Matters.

(a) General.  None of the Company or its Subsidiaries is a party to any collective bargaining or labor agreement with respect to their employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) involving any of the Company’s or its Subsidiaries’ employees under local statutes, custom or practice.  None of the Company or its Subsidiaries has experienced any attempt by any labor organization, union, group or association or their representatives to make any of the Company or its Subsidiaries conform or respond to demands relating to their employees or to enter into a binding collective bargaining or labor agreements that would cover the employees of any of the Company or its Subsidiaries.  There is no labor strike or labor disturbance pending or, to the Seller Parties’ Knowledge, threatened against any of the Company or its Subsidiaries nor is any grievance currently being asserted, and neither any of the Company nor its Subsidiaries has experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice.

(b) Labor and Employment Regulations. Each of the Company and its Subsidiaries has complied in all material respects with all applicable Regulations relating to employment, including provisions thereof relating to terms and conditions of employment, health and safety, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues, classification of employees for overtime purposes, classification of independent contractors and unemployment insurance.  Without limiting the generality of the foregoing:

(i) Each of the Company and its Subsidiaries is in compliance in all respects with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each current employee.

(ii) Compensation and Benefits.  Each of the Company and its Subsidiaries is in compliance in all material respects with, the Fair Labor Standards Act, the Equal Pay Act, the Family Medical Leave Act, and any other applicable federal, state or local laws or regulations regarding minimum wages, overtime, hours of work and the payment of wages or benefits.  There is no Action or investigation pending or, to the Seller Parties’ Knowledge, threatened against any of the Company or its Subsidiaries regarding any alleged violation of any such laws or regulations.  Section 5.16(b)(i) of the Disclosure Schedule sets forth the names, titles, and current annual salary rates or current hourly wages of all present employees of the Company and its Subsidiaries,.

(iii) Discrimination.  Each of the Company and its Subsidiaries is in compliance with Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, and any other applicable federal, state or local laws or regulations regarding discrimination in employment.  There is no lawsuit, charge, claim or investigation pending or, to the Seller Parties’ Knowledge, threatened against any of the Company or its Subsidiaries regarding any alleged violation of any such laws or regulations.

5.17 Compliance with Law.   Each of the Company and its Subsidiaries and the conduct of the Business has not violated, and is in compliance in all material respects with: (i) any of its Organizational Documents and (ii) all Regulations and Court Orders.  None of the Company or its Subsidiaries has received any notice to the effect that, or otherwise been advised that, they are not in compliance with any such Regulations or Court Orders, and to Sellers’ Knowledge, there are no existing circumstances that are reasonably likely to result in violations of any of the foregoing.

5.18 No Brokers.  None of the Company or any of its Subsidiaries or any of their respective officers, directors, employees, shareholders, Representatives or Affiliates, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company, its Subsidiaries, Acquiror or any of Acquiror’s Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

5.19 No Other Agreements to Sell Assets or Capital Stock.   None of the Company, its Subsidiaries or any of their respective officers, directors, equityholders or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person other than Acquiror to sell, assign, transfer or effect a sale of any of the assets of the Company or its Subsidiaries (other than inventory in the Ordinary Course of Business), to sell or effect a sale of any capital stock of any of the Company or its Subsidiaries, to effect any merger, consolidation, liquidation, dissolution or other reorganization of any of the Company or its Subsidiaries, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

5.20 Intellectual Property.

(a) Section 5.20(a) of the Disclosure Schedule sets forth a true and complete list all of the Company’s and its Subsidiaries’ owned or licensed (other than generally available shrink wrapped software used in the administrative operations of the Business) Intellectual Property (the “Company IP”).  Section 5.20(a) of the Disclosure Schedule also sets forth:  (i) for each patent included in the Company IP, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each trademark and service mark included in the Company IP, the application/serial number or registration number, the class of goods covered and the expiration date for each country, and (iii) for each copyright included in the Company IP, the registration number and expiration date for each country, or, if applicable, the application number and date of filing for each country in which a copyright application has been filed.  The Company IP is the only Intellectual Property used by any of the Company or its Subsidiaries in connection with the Business, and each of the Company or its Subsidiaries owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Company IP necessary for the operation of the Business.  True and correct copies of all patents and patent applications, trademark and service mark applications and registrations and copyright applications and registrations owned, controlled, filed or used by or on behalf of any of the Company or its Subsidiaries or in which any of the Company or its Subsidiaries has any interest whatsoever have been made available to Acquiror.

(b) Section 5.20(b) of the Disclosure Schedule sets forth a true and complete list of all licenses, sublicenses and royalty agreements included in the Company IP (the “IP Licenses”).  A true and correct copy of each written IP License has been delivered to Acquiror, and summaries of any unwritten IP Licenses are set forth in Section 5.20(a) of the Disclosure Schedule.  With respect to each item of Company IP:

(i) all IP Licenses are valid, binding, enforceable and in full force and effect;

(ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, all IP License will be valid, binding, enforceable and in full force and effect on terms identical to those in effect as of the date of this Agreement;

(iii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Sellers, any other party to any IP License is in breach or Default under any such IP License or has performed any act or omitted to perform any act which, with notice or lapse of time or both, would reasonably be expected to become a material breach or Default thereunder;

(iv) no party to any IP License has given notice of termination or repudiation of any provision thereof;

(v) with respect to each IP License that is a sublicense, the representations and warranties set forth above in Sections 5.20(b)(i) to (iv) are true and correct with respect to the underlying license;

(vi) the underlying item of Company IP is not subject to any outstanding injunction, judgment, order, decree or ruling;

(vii) none of the Company or any of its Subsidiaries has granted any sublicense or similar right with respect to the item of Company IP;

(viii) except as set forth in Section 5.20(b) of the Disclosure Schedule, none of the Company or any of its Subsidiaries is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Company IP; and

(ix) no Action is pending or, to the Sellers’ Knowledge, threatened, and the Company has not received any claim or demand, which challenges the legality, validity, enforceability or ownership of the any item of Company IP.

(c) Ownership and Protection of Intellectual Property.  Each of the Company and its Subsidiaries owns exclusively, or in the case of licensed rights, possesses the valid and enforceable right to use, all of the Company IP, and such Company IP will not cease to be valid rights of the Company and its Subsidiaries by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.  All of the pending applications related to Company IP identified in Section 5.20(a) of the Disclosure Schedule have been duly filed.  Except as identified in Section 5.20(c) of the Disclosure Schedule, none of the Company or any of its Subsidiaries has received any notice of invalidity or infringement of any rights of others with respect to any item of Company IP.  The Company and its Subsidiaries have taken commercially reasonable steps to protect the Company IP from infringement by any other Person.  The Company has not granted the right to any other Person (other than its Subsidiaries) to use any of the Company’s or its Subsidiaries’ trademarks or service marks either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such person, to cause confusion with such trademarks or to cause a mistake or to deceive. Except as identified in Section 5.20(c) of the Disclosure Schedule, no other Person (i) has notified any of the Company or its Subsidiaries that it is claiming any ownership of or right to use any of the Company IP, or (ii) is, to the Sellers’ Knowledge, infringing upon, violating or misappropriating any of the Company IP in any way.  Except as identified in Section 5.20(c) of the Disclosure Schedule, the Company IP does not conflict with, infringe upon, misappropriate or otherwise violate the valid rights of any Person in or to such Company IP, and no Action has been instituted against, or notices received by, any of the Company or its Subsidiaries that are presently alleging that any of the Company’s or its Subsidiaries’ use of the Company IP infringes upon, misappropriates or otherwise violates any Intellectual Property rights of a third Person. To the Knowledge of the Sellers, no patent, invention, device, application, or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) No Required Consents.  Except as set forth on Section 5.20(d) of the Disclosure Schedule, there are no agreements relating to the Company IP that require a consent or waiver for the transactions contemplated by this Agreement or the Ancillary Agreements.

(e) Liabilities.  None of the Company or its Subsidiaries have any liability under any agreement to provide indemnification for infringement of any third-party IP rights.

(f) Trade Secrets.  Each of the Company and its Subsidiaries has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their trade secrets and confidential information, including, without limitation, entering into written agreements with their employees and other persons who may have participated in the development, discovery or invention of any trade secret or have knowledge of, or access to, any trade secret or confidential information, which such agreements provide for the non-disclosure of trade secrets and confidential information and the transfer of all rights in and to any development, discovery or invention to any of the Company or its Subsidiaries.

(g) Slogans and Advertising.  No slogan or other device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries in connection with its advertising infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Seller Parties, threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.21 Employee Matters.

(a) Section 5.21(a) of the Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other material plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any of the Company or any Subsidiary, which are now, or were within the past six (6) years, maintained, sponsored or contributed to by any of the Company or any Subsidiary, or with respect to which any of the Company or any Subsidiary has incurred or may incur any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, retirement, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has made available to Acquiror true, correct and complete copies of (i) all plan documents, trust agreements and other funding arrangements, and all amendments thereto, (ii) all summaries and summary plan descriptions, (iii) annual reports (Form 5500 series) filed with the IRS for the past three plan years, (iv) the most recent financial statement, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (vi) the most recent nondiscrimination tests performed under the Code, and (vi) all filings made by the Company with any Governmental Authority.

(c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, (i) have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Financial Statements, or (ii) related to periods subsequent to the date of those Financial Statements.  With respect to the Company Benefit Plans, no event has occurred and, to the Seller Parties’ Knowledge, there exists no condition or set of circumstances in connection with which any of the Company or any Subsidiary could be subject to any material liability (other than for routine benefit liabilities and contributions due in the Ordinary Course of Business) under the terms of, or with respect to, such Company Benefit Plans ERISA, the Code or any other applicable law.

(d) Except as disclosed on Section 5.21(d) of the Disclosure Schedule:  (i) each Company Benefit Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS or is based on IRS pre-approved prototype documents as to which the IRS has issued a favorable opinion letter as to its qualified status, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Seller Parties’ Knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to any of the Company or its Subsidiaries; (iii) no Action has been brought, or to the Seller Parties’ Knowledge, is threatened, against or with respect to any Company Benefit Plan, including any audit or inquiry by the IRS or U.S. Department of Labor; (iv) none of the assets of the Company or its Subsidiaries or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Encumbrance arising under ERISA or Section 412(n) of the Code; (v) none of the Company or its Subsidiaries has any liability under ERISA Section 502; (vi) the Company and its Subsidiaries have complied in all material respects with the Tax, annual reporting and disclosure requirements of ERISA and the Code, which have been timely filed with the appropriate Governmental Authority, and all material notices and disclosures have been timely provided to participants; (vii) all contributions and payments to each Company Benefit Plan are deductible under Code sections 162 or 404; and (viii) no excise tax could be imposed upon any of the Company or any of its Subsidiaries under Chapter 43 of the Code with respect to the Company Benefit Plans

(e)\ None of the Company or its Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has at any time in the past six years sponsored, maintained, contributed to or had an obligation to contribute to, any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) or any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code.

(f) Except as set forth in Section 5.21(f) of the Disclosure Schedule: (i) neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any Company Benefit Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options or restricted stock or the acceleration or creation of any rights under any Company Benefit Plan), and (ii) neither the Company nor any Subsidiary is obligated to make any “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code.

(g) Except as required by law, no Company Benefit Plan provides continuing coverage under medical, disability or life insurance benefit plans to retirees, former employees or other persons.  No Company Benefit Plan is a voluntary employee benefit association under Section 501(c)(9) of the Code.  Each of the Company, its Subsidiaries and each ERISA Affiliate is in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(h) Each of the Company and its Subsidiaries has withheld and paid all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, independent contractors and other service providers, and are not liable for any arrears of wages or any taxes or any penalty for failure to withhold or pay such amounts.  Each of the Company and its Subsidiaries has properly classified all individuals providing services to such entities as employees or non-employees of any of the Company or its Subsidiaries for all relevant purposes.

(i) With respect to each Company Benefit Plan providing compensation or benefits to any employee or former employee of any of the Company or any of its Subsidiaries (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States (the “Foreign Plans”): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended or required to be funded or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be imposed upon the assets of any of the Company or any of its Subsidiaries by reason of such Foreign Plan except as set forth in the Financial Statements of the Company as adjusted for operations in the Ordinary Course of Business since the date of such Financial Statements.

5.22 Transactions with Certain Persons.   Except as set forth in Section 5.22 of the Disclosure Schedule, no officer, director, Representative or employee of any of the Company or its Subsidiaries or any Seller or any member of any of the foregoing Persons’ immediate family is presently, or within the past three (3) years has been a party to any transaction with any of the Company or its Subsidiaries, including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of the Company or its Subsidiaries) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as an equityholder, officer, director, trustee or partner; (d) been engaged in competition with any of the Company or its Subsidiaries with respect to its business; or (e) had business dealings or a material financial interest in any transaction with any of the Company or its Subsidiaries (other than compensation and distributions from the Company or its Subsidiaries in the Ordinary Course of Business).  No Seller has any claim or right against any of the Company or its Subsidiaries.

5.23 Certain Payments.   Since the Company’s and its Subsidiaries’ inception, none of the Company or any of its Subsidiaries, or any of their respective directors, officers, Representatives or employees or any other Person acting for or on behalf of any of the Company or its Subsidiaries, has directly or indirectly (a) made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Company or its Subsidiaries or any of their Affiliates in violation of any Regulation (including, without limitation, the U.S. Foreign Corrupt Practices Act), or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company and its Subsidiaries.

5.24 Tax Matters.   Except as set forth in Section 5.24 of the Disclosure Schedule (which references the appropriate paragraph):

(a) Each of the Company and its Subsidiaries has (i) prepared and timely filed all Tax Returns required to be filed by it, and each such Tax Return is true, correct and complete in all material respects and (ii) timely paid when due all Taxes required to be paid by it;

(b) each of the Company and its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, service provider, creditor, shareholder, or other third party;

(c) there is no Tax deficiency outstanding, assessed or proposed against any of the Company and its Subsidiaries, nor have any of the Company and its Subsidiaries executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired;

(d) no audit or other examination of any Tax Return of any of the Company and its Subsidiaries is presently in progress, nor have any of the Company and its Subsidiaries been notified in writing that any such audit or other examination is pending.  No adjustment relating to any Tax Return filed by any of the Company and its Subsidiaries has been proposed formally in writing or, to the Seller Parties’ Knowledge, informally by any Taxing Authority.  No claim has ever been made in writing by a Taxing Authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(e) none of the Company and its Subsidiaries had any Liabilities for unpaid Taxes as of the Balance Sheet Date other than as set forth on the Balance Sheet or set forth on Section 5.24(e) of the Disclosure Schedule;

(f) each of the Company and its Subsidiaries has made available to Acquiror or its legal counsel or accountants copies of all income Tax Returns of such company filed for all periods for which the applicable statute of limitations has not expired and all other Tax Returns with respect to the Company and its Subsidiaries requested by Acquiror for periods with respect to which the statute of limitations has not expired;

(g) there are no Encumbrances on any of assets of for Taxes other than Encumbrances for Taxes not yet due and payable or that are being contested in good faith;

(h) none of the Company or its Subsidiaries is a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code;

(i) none of the Company or its Subsidiaries (i) is a party to any Tax sharing, indemnification or allocation agreement, or owes any amount under any such agreement or (ii) has any Liability for the Taxes of any Person as a transferee or successor, or by contract;

(j) none of the Company or its Subsidiaries has participated in any “listed transaction,” within the meaning of Treasury Regulations Section 1.6011- 4(b)(2);

(k) none of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change prior to the Closing Date in a method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date, or (iii)prepaid amount received on or before the Closing Date that would reasonably be expected to result in the imposition of Taxes on any of the Company or its Subsidiaries for any period (or portion of any period) ending after the Closing Date;

(l) At all times since the incorporation of the Company, the Company has (i) had in effect a valid election under Section 1362(a) of the Code to be taxed as an S corporation for U.S. federal income tax purposes, and (ii) been treated as an S corporation under state Tax law in each state in which the Company conducts business or otherwise is subject to state income or franchise Tax.  The Company will qualify as an S corporation under applicable federal and state Tax law up to and including (i) the end of the Closing Date if the Acquiror and the Sellers file an election pursuant to Section 338(h)(10) of the Code (and any similar provisions of state Tax law, collectively the “§338(h)(10) Election”) with respect to Acquiror’s acquisition of the Company pursuant to Section 7.8(f) of this Agreement; or (ii) the end of the date immediately prior to the Closing Date if no such §338(h)(10) Election is filed. The Company has not been and will not be subject to Taxes imposed by Section 1374 of the Code (or any corresponding or similar provision of state income Tax law).  No federal income Tax will be incurred by the Company as a result of any §338(h)(10) Election; and

(m) none of the Company or its Subsidiaries has any Liability or obligation with respect to any defined benefit pension plans, deferred compensation plans or other plans, agreements or arrangements subject to Code Section 409A (and has no contractual or other obligation relating to such Section 409A).

5.25 Insurance .  Section 5.25 of the Disclosure Schedule sets forth a complete and accurate list of all policies of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates and annual premiums)) maintained by any of the Company and its Subsidiaries.  True and correct copies of all such policies or binders have been made available to Acquiror.  All insurance coverage applicable to each of the Company and its Subsidiaries or the Business is in full force and effect.  There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion.  There are no outstanding unpaid premiums except in the Ordinary Course of Business and no notice of cancellation or nonrenewal of any such coverage has been received by the Company.  All products liability, general liability and workers’ compensation insurance policies maintained by each of the Company and its Subsidiaries are occurrence policies and not claims made policies.  There are no outstanding performance bonds covering or issued for the benefit any of the Company or its Subsidiaries.  No insurer has advised any of the Company or its Subsidiaries that it intends to reduce coverage, increase premiums or fail to renew an existing policy or binder.  The insurance policies identified in Section 5.25 of the Disclosure Schedule will not be terminated or modified as a result of the consummation of the transactions contemplated hereby.

5.26 Accounts Receivable.  The Accounts Receivable of the Company and its Subsidiaries set forth on the Balance Sheet, dated as of the Balance Sheet Date, and all Accounts Receivable arising since the Balance Sheet Date, represent bona fide claims of the Company and/or its Subsidiaries against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said Accounts Receivable were delivered or performed in accordance with the applicable orders, Contracts or customer requirements.  Such Accounts Receivable are subject to no defenses, counterclaims or rights of setoff except to the extent reflected in the appropriate reserves for bad debts on Accounts Receivable as set forth on the Balance Sheet or, in the case of Accounts Receivable arising since the Balance Sheet Date, on the Closing Balance Sheet.

5.27 Inventory.   Section 5.27 of the Disclosure Schedule sets forth a complete and accurate list of all Inventory set forth on the Balance Sheet, dated as of the Balance Sheet Date, and the addresses at which the Inventory is located.  The Inventory reflected on the Balance Sheet, dated as of the Balance Sheet Date, or arising since the Balance Sheet Date (a) was acquired and has been maintained in accordance with the regular business practices of each of the Company and its Subsidiaries, (b) consists of new and unused items of a quality and quantity usable and saleable in the Ordinary Course of Business (other than reserves for impaired inventory set forth in the Financial Statements) and (c) has been valued based on the normal valuation policy of the Company and its Subsidiaries at prices equal to the lower of cost or market value on a weighted average basis.  None of such Inventory is obsolete, unusable, slow moving, damaged or unsalable in the Ordinary Course of Business, except for such items of Inventory which have been written down to realizable market value, or for which adequate reserves have been provided, in the Balance Sheet, dated as of the Balance Sheet Date.

5.28 Customers and Suppliers.  Section 5.28 of the Disclosure Schedule sets forth a complete and accurate list of the names and addresses of each of the Company’s and its Subsidiaries’ (a) top twenty (20) customers, by dollar amount of sales in the last fiscal year, showing the approximate total sales in dollars by the Company and its Subsidiaries to each such customer during such fiscal year; and (b) the suppliers of the Company and its Subsidiaries from which the Company or any of its Subsidiaries made in excess of $50,000 of purchases during the Company’s and its Subsidiaries’ last fiscal year, showing the approximate total purchases in dollars by the Company and its Subsidiaries from each such supplier during such fiscal year.  Except as set forth in Section 5.28 of the Disclosure Schedule, since the Balance Sheet Date, there has been no material adverse change in the business relationship of the Company and its Subsidiaries with any customer or supplier named in Section 5.28 of the Disclosure Schedule.  Except as set forth in Section 5.28 of the Disclosure Schedule, none of the Company or any of its Subsidiaries has received any written communication from any customer or supplier named in Section 5.28 of the Disclosure Schedule of any intention to terminate or materially reduce purchases from or supplies to any of the Company and its Subsidiaries.

5.29 Compliance with Environmental Laws.   Each of the Company and its Subsidiaries has complied with and is in compliance with all applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or alleged violation of, or Liability under, any Environmental Law. None of the Company or any of its Subsidiaries has treated, stored, disposed of, transported, handled, manufactured, released or exposed any Person to any Hazardous Substance, or owned or operated any property or facility contaminated by any Hazardous Substance, so as to give rise to Liabilities or obligations pursuant to any Environmental Law.  Each of the Company and its Subsidiaries has provided to Acquiror all environmental assessments, audits, and other environmental documents relating to any of the Company or its Subsidiaries that are in their possession, custody or control.

5.30 Operating Lease Obligations .  Neither the Company nor any of its Subsidiaries has any operating lease obligations other than the operating lease obligations set forth in Section 5.30 of the Disclosure Schedule.

5.31 Purchase Commitments and Outstanding Bids.  As of the date of this Agreement, all accepted and unfulfilled orders for the sale of merchandise received by any of the Company and its Subsidiaries, and all pending orders or commitments for the purchase of supplies by the Company and its Subsidiaries were made in the Ordinary Course of Business.  Except in the Ordinary Course of Business or as set forth on Section 5.31 of the Disclosure Schedule, there are no claims against any of the Company or its Subsidiaries to return a material amount of merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable.  No outstanding purchase or outstanding lease commitment of any of the Company or any of its Subsidiaries presently is in excess of the normal, ordinary and usual requirements of the Company and its Subsidiaries or was made at any price materially in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Ordinary Course of Business.  There is no outstanding bid, proposal, Contract or unfilled order which will or would, if accepted, have a Material Adverse Effect, individually or in the aggregate, on the Company and its Subsidiaries.

5.32 Product Liability and Warranty.   Section 5.32 of the Disclosure Schedule sets forth a complete and correct list of the standard product warranties, indemnifications and guarantees which the Company or its Subsidiaries extend to its customers or end users of the products sold by the Company or its Subsidiaries together with copies of such standard product and /or service warranties.  No warranties, indemnifications or guarantees are now in effect or outstanding with respect to the products or services manufactured, produced or performed by the Company or its Subsidiaries, except for (i) the warranties, indemnifications and guarantees identified and described in Section 5.32 of the Disclosure Schedule and (ii) the indemnification and warranty provisions contained in agreements with suppliers, vendors, lenders, licensors and other service providers entered into in the Ordinary Course of Business, in each case that have been provided to Acquiror.  Except for product returns in the Ordinary Course of Business, the products sold by the Company and its Subsidiaries before the date hereof do not have defect or failure rates that have given rise to material warranty, product liability or related claims.  None of the Company nor any of its Subsidiaries has committed any act, and there has been no omission by any of the Company or its Subsidiaries, which would reasonably be expected to result in, and there has been no occurrence relating to any product of the Company or its Subsidiaries which would reasonably be expected to result in, material product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of any of the Company or its Subsidiaries, with respect to products designed, manufactured, assembled, repaired, maintained, distributed, delivered or sold or services rendered by any of the Company and its Subsidiaries before the Closing.

5.33 Banking Relationships.   Section 5.33 of the Disclosure Schedule sets forth a complete and accurate description of all arrangements that each of the Company and its Subsidiaries has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, letters of credit, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of each of the Company and its Subsidiaries in respect of any of the foregoing.

5.34 Reminderband Asset Transfer.   Section 5.34 of the Disclosure Schedule sets forth a complete and accurate list of the assets and liabilities transferred in the Reminderband Asset Transfer.  The Reminderband Asset Transfer shall have no adverse effect on the operation of the Business after the Closing and shall not result in any Liability to any of the Company, its Subsidiaries, Acquiror or any of its Affiliates.  Any and all Liabilities of the Company or its Subsidiaries related exclusively to the Reminderband Business were assigned to and assumed by the transferee of the Reminderband Assets or otherwise fully satisfied as of the date of the Reminderband Asset Transfer.  Sellers shall be responsible for all Taxes payable with respect to the operation of the Reminderband Business before or after the Closing Date, or for any Taxes payable in connection with the Reminderband Asset Transfer.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Sellers as follows, which representations and warranties are, as of the date hereof, true and correct:

6.1 Organization of Acquiror.   Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada with full power and authority to own and lease its properties and assets and conduct its business as it is presently being conducted.  Acquiror is duly qualified to do business and is in good standing in each jurisdiction in which its right, title and interest in or to any of the assets held by it, or the conduct of its business, requires such qualification except where failure to be so qualified or in good standing, would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), liabilities, operations or results of operations of Acquiror.

6.2 Authorization.   Acquiror has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Acquiror is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which Acquiror is a party by Acquiror and the consummation by Acquiror of the transactions contemplated hereby and thereby have been duly authorized by Acquiror.  No other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement and the Ancillary Agreements to which Acquiror is a party and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Acquiror and is, and upon execution and delivery the Ancillary Agreements to which Acquiror is a party will be, legal, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to creditor’s rights generally and (b) by equitable principles (whether considered in an action at law or in equity).

6.3 No Conflict or Violation.   Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Acquiror with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Organizational Documents of Acquiror, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Acquiror’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Acquiror is a party or (c) violate any Regulation or Court Order.

6.4 Consents and Approvals.   No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Governmental Authority, or any other Person, is required to be made or obtained by Acquiror or any Affiliate of Acquiror in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Acquiror is a party and the consummation of the transactions contemplated hereby and thereby, except for such consents and approvals as shall have been obtained on or before the Closing Date.

6.5 No Brokers.   Except for Roth Capital Partners, who will be paid exclusively by Acquiror upon Closing, neither Acquiror nor any of its officers, directors, employees, equityholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Sellers or, if the Closing does not occur, the Company or any of their Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

6.6 Action.  There is no Action pending, or to the Knowledge of Acquiror’s directors and executive officers, threatened, against or relating to Acquiror which, if determined adversely to Acquiror, could affect the ability of Acquiror to consummate the transactions contemplated by this Agreement.

6.7 Issuance of Acquisition Shares.  All Acquisition Shares that are issued to Sellers pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, (i) will be duly and validly issued free and clear of any Encumbrances, fully paid and non-assessable, (ii) subject to the accuracy of the representations of Sellers contained in Section 4.8, will be issued and delivered in compliance with all applicable Requirements (including federal and state securities laws), and (iii) will be entitled to all rights, preferences and privileges described in Acquiror’s Organizational Documents. All corporate action on the part of Acquiror by its officers, directors and shareholders necessary for the authorization and issuance of Acquisition Shares to Sellers in accordance with the terms of this Agreement has been taken, and no further consent or authorization of Acquiror, its directors, stockholders, any Governmental Authority or any other Person is required in connection with the issuance of such Acquisition Shares.

6.8 SEC Documents.  Acquiror is subject to the reporting requirements of the Exchange Act, and since January 1, 2010, has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the “Acquiror SEC Documents”).  As of their respective dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Documents.

6.9 Acquisition Shares Registration; Listing.  Acquiror currently meets the continuing eligibility requirements for listing on the Nasdaq Global Market, and has not received any notice from Nasdaq, the Financial Industry Regulatory Authority or any other Person that it may not currently satisfy such requirements or that such continued listing of Acquisition Shares on the Nasdaq Global Market is in any way threatened. Acquiror has taken no action designed to, or which, to the knowledge of Acquiror, may have the effect of, terminating the registration of Acquiror’s common shares under the Exchange Act or the delisting of Acquiror’s common shares from the Nasdaq Global Market. During the period of time that Sellers are prohibited from selling any of the Acquisition Shares, Acquiror shall use its commercially reasonable efforts to maintain the listing of its common shares on the Nasdaq Global Market.

6.10 Investment Intent.   Acquiror is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act.

ARTICLE 7
COVENANTS OF THE SELLER PARTIES AND ACQUIROR

Sellers and Acquiror, as applicable, covenant as follows:

7.1 Confidentiality and Non-Competition.

(a) Each Seller acknowledges that he has knowledge of certain Confidential Information and that such Confidential Information is confidential and proprietary to the Company and its Subsidiaries and constitutes valuable trade secrets of the Company and its Subsidiaries, which affect, among other things, the successful conduct, furtherance and protection of the Business and related goodwill of the Company and its Subsidiaries. Each Seller acknowledges that the unauthorized use or disclosure of such Confidential Information is likely to be highly prejudicial to the interests of Acquiror or its customers, an invasion of privacy, or an improper disclosure of trade secrets.  Each Seller agrees that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to Acquiror, and constitutes a substantial part of the value to Acquiror of the Business.  Each Seller further acknowledges that Acquiror would be irreparably damaged if any of the Confidential Information were disclosed to, or used or exploited on behalf of, any Person other than Acquiror or any of its Affiliates.  Accordingly, each Seller covenants and agrees that he shall not, directly or indirectly, and shall cause any agents, Representatives, Affiliates and any other persons acting on a Seller’s behalf (each Seller and such agents, Representatives, Affiliates and other persons with respect to Seller being collectively referred to as the “Restricted Persons”) not to, without the prior written consent of Acquiror, disclose, use, exploit, furnish or make accessible to any Person, any such Confidential Information, for the benefit of any such Restricted Person or of any third party, at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectable.

(b) Each Seller hereby acknowledges that Acquiror will invest substantial time, money and resources in acquiring the Business, as well as in the development and retention of the Company’s and its Subsidiaries’ inventions, Confidential Information, customers, accounts and business partners of the Company and its Subsidiaries.  Therefore, each Seller hereby agrees that, if allowed to participate in a competitive business in violation of this Section 7.1(b), such Seller would substantially impair the value of the Shares being acquired by Acquiror.  Each Seller agrees that for a five (5) year period following the Closing Date, such Seller shall not in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, equityholder, beneficial owner or in any other capacity:

(i) engage in the Business or in any business activity that in any manner whatsoever competes with the Business (the “Competitive Activities”);

(ii) own any interest in, manage, operate, join or control any business or organization that engages in a Competitive Activity, provided that the Primary Seller shall not be prohibited from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation, the securities of which are publicly traded, so long as the Primary Seller has no active participation in the business of such corporation; or

(iii) solicit or entice customers, suppliers or customers of any of the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror to cease doing business with or reduce its relationship with any of the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror.

If a court determines that the restrictions set forth in this Section 7.1(b) above are too broad or otherwise unreasonable under applicable law, including with respect to time or geographical scope, the court is hereby requested and authorized by the parties without further action by the parties hereto to revise the restrictions in Section 7.1(b) to include the maximum restrictions allowed under applicable law.

(c) Each Seller hereby expressly acknowledges that the covenants contained in this Section 7.1 are integral to the purchase of the Shares by Acquiror and that without the protection of such covenants, Acquiror would not have entered into this Agreement.  Each Seller hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Acquiror in connection with an actual or threatened breach by a Restricted Person of the provisions of this Section 7.1.  Accordingly, each Seller hereby expressly waives all rights to raise the adequacy of Acquiror’s remedies at law as a defense if Acquiror seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 7.1.  In addition, Acquiror shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 7.1.  Each Seller hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the confidentiality covenants in this Section 7.1.

7.2 Further Assurances.   Upon the terms and subject to the conditions contained in this Agreement, the parties agree after the Closing, (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing.  Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements from other parties to the Contracts and Leases; provided, however, that the Parties shall not be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (ii) to obtain all necessary Permits as are required to be obtained under any Regulations, (iii) to defend all Actions challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, (iv) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or thereby, (v) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by Government Authorities, and (vi) to fulfill all conditions to this Agreement and the Ancillary Agreements.

7.3 Employee Matters.

(a) Sellers shall not directly or indirectly, hire or offer employment to or seek to hire or offer employment to any employee of any of the Company or its Subsidiaries whose employment is continued after the Closing Date or any employee of any of the Company, its Subsidiaries or Acquiror or any successor or Affiliate of the Company, its Subsidiaries or Acquiror which is engaged in the Business (a “Continuing Employee”), unless the Company, its Subsidiaries or Acquiror first terminates the employment of such Continuing Employee or gives its written consent to such employment or offer of employment.

(b) No provision of this Section 7.3 shall create any third party beneficiary or other rights in any Continuing Employee or former employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with Acquiror or its subsidiaries (including the Company or its Subsidiaries) and no provision of this Section 7.3 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plans or any similar plan or arrangement which may be established by Acquiror or any of its subsidiaries for Continuing Employees.

7.4 Tax Matters.

(a) Sellers shall prepare and file, or cause to be filed, all Tax Returns with respect to the Company and its Subsidiaries that are due on or prior to the Closing Date.

(b) Acquiror shall cause the Company to prepare and timely file all Tax Returns for the Company and its Subsidiaries for all periods ending on or before the Closing Date that first become due after the Closing Date (“Pre-Closing Period Returns”), including the final subchapter S corporation income Tax Returns of the Company for the taxable period ending on the Closing Date; provided, that (i) all Pre-Closing Period Returns referenced in this Section 7.4(b) and the related working papers shall be provided to Sellers Representative for review no later than thirty (30) days before the filing thereof, and (ii) Acquiror shall cause the Company to make such changes to the Pre Closing Period Returns as Sellers Representative reasonably requests.

(c) Each Tax Return referenced in Sections 7.4(a), 7.4(b) or 7.4(d) shall be prepared in a manner consistent with the past practice of the Company and its Subsidiaries before the Closing to the extent consistent with applicable Law (including consistency as to all Tax-related elections).

(d) Except as otherwise required by applicable Law, none of Acquiror or any of the Company or its Subsidiaries shall file any amended Tax Return for any of the Company or its Subsidiaries for any taxable period ending on or before the Closing Date without the prior written consent of Sellers Representative, which consent shall not be unreasonably withheld.

(e) Each of the Company or its Subsidiaries, each of Sellers, Sellers Representative and Acquiror shall cooperate fully, as and to the extent reasonably requested by the other party or parties, as applicable, in connection with the preparation and filing of any Tax Return, statement, report or form, any audit, litigation or other proceeding with respect to Taxes.  Each of the Company and its Subsidiaries, each of Sellers, Sellers Representative and Acquiror agree (i) to retain all books and records with respect to Tax matters pertinent to any of the Company or its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Acquiror or Sellers Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority and (ii) to give the other party or parties, as applicable, reasonable written notice before transferring, destroying or discarding any such books and records and, if the other party or parties, as applicable, so requests, the Company or its Subsidiaries or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(f) §338(h)(10) Election.

(i) Sellers and Acquiror will jointly make or cause to be made the §338(h)(10) Election with respect to the acquisition by Acquiror of the Shares.  Sellers will cooperate with Acquiror in the preparation and filing of the §338(h)(10) Election.  Without limiting the foregoing, Acquiror shall prepare IRS Form 8023 (and, as applicable, analogous forms required under state or local Tax law) and, on the Closing Date, Sellers and Acquiror will execute any IRS Form 8023 (and any such analogous forms) prepared by Acquiror and deliver such IRS Form 8023 (and any such analogous forms) to Acquiror for filing.  Following the Closing Date, Sellers shall take any and all other actions, and execute and deliver to Acquiror any and all forms and documents, that Acquiror may reasonably determine to be necessary or appropriate to give full effect to the §338(h)(10) Election for federal, state, local and foreign Tax purposes to the greatest extent permitted by law.  In accordance with applicable law, the Company or its Subsidiaries and Sellers will include any income, gain, loss, deduction, or any other tax item resulting from the §338(h)(10) Election on their Tax Returns to the extent required by applicable law.   At least 30 days prior to filing the Form 8023 or analogous state, local or foreign tax form, Acquiror shall provide a copy of the Form 8023 to Sellers.

(ii) In connection with the 338(h)(10) Election, Acquiror, the Company and Sellers agree that the Purchase Price and liabilities of the Company and its Subsidiaries (plus other relevant items) shall be allocated to the assets of the Company and its Subsidiaries for all purposes (including Tax and financial accounting) in a manner consistent with the agreed-upon fair market values of such assets as shown on Schedule 7.4(f)(ii) (the “Allocation Schedule”) attached hereto.  Acquiror, the Company and Sellers shall file all Tax Returns, including amended Tax Returns and claims for refund, in a manner consistent with the Allocation Schedule.

(g) Notwithstanding anything to the contrary contained herein, Sellers will pay all documentary stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Seller Transfer Taxes”) when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Seller Transfer Taxes.  If required by applicable law, Acquiror will join in the execution of any such Tax Returns and other documentation.  Sellers shall provide Acquiror with evidence reasonably satisfactory to Acquiror that such Seller Transfer Taxes have been paid by Sellers.

(h) Notwithstanding anything to the contrary contained herein, Acquiror will bear the economic burden of and pay or cause the Company to pay any transfer, sale, use, or value-added Taxes imposed on the Company or its Subsidiaries (“Acquiror Transfer Taxes”) as a result of the transactions contemplated by this Agreement except with respect to the Reminderband Asset Transfer.  No such Acquiror Transfer Taxes shall be treated as liabilities of the Company on the Closing Statement.

7.5 Disclosure and Publicity.  After the Closing, no party hereto shall, and the parties hereto shall cause their respective Affiliates and Representatives to not, issue any public announcement or disclosure (including any statement to employees) with respect to the transactions contemplated by this Agreement, without the written consent of the other parties hereto.  From and after the Closing Date, without the prior written consent of the other parties hereto, no party hereto shall disclose to any third party the material terms of this Agreement, provided that the parties hereto may reveal any such information to their respective (i) attorneys, (ii) accountants, (iii) financial advisors and (iv) spouses.  Notwithstanding the foregoing, any party hereto may make any disclosure required by applicable Regulations (including the Securities Exchange Act) or applicable rules of the Nasdaq Stock Market, in which case the disclosing party will promptly provide the other party with prior notice of such public statement or communication.

7.6 Expenses.  All costs and expenses (including, without limitation, fees and expenses of lenders or financing sources, financial advisors, investment bankers, accountants, attorneys, experts or consultants) incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring the same, provided, that after the Closing, the Transaction Expenses of Seller Parties not included in the Target Working Capital calculation shall be borne and paid by the Sellers and not by the Company or its Subsidiaries.

7.7 Transition.  None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company or its Subsidiaries from maintaining the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries before the Closing.  For a period of three (3) years subsequent to the Closing Date, each of the Sellers will refer all customer inquiries relating to the Business to Acquiror from and after the Closing.

7.8 Litigation Support.  If and for so long as any of Acquiror, the Company or any of the Company’s Subsidiaries is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or before the Closing Date involving any of the Company or any of its Subsidiaries, each Seller will reasonably cooperate with any of Acquiror, the Company or its Subsidiaries, or their counsel in the contest or defense, make available his or her personnel, and provide such testimony and access to his or her books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Acquiror, the Company and its Subsidiaries (unless Acquiror, the Company and its Subsidiaries are entitled to indemnification therefore under ARTICLE 8).

7.9 Books and Records; Cooperation.  Each party shall cooperate with and make available to the other parties, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose.  The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.  All information received pursuant to this Section 7.9 shall be subject to the provisions set forth in Section 7.1 above.

7.10 Employee Bonuses .  The Company has declared, accrued and agreed to pay in cash to those employees listed, and in the amounts set forth on, Schedule 7.10 of the Disclosure Schedule (“Cash Bonuses”).  The amount of any Cash Bonuses (and the Company share of any employment Taxes thereon) shall be paid by the Company on the Closing Date with funds provided by the Acquiror as part of the Cash Purchase Price as directed by the Sellers in accordance with Section 2.2(a) to the extent the Company’s cash on the Closing Date is otherwise insufficient to pay such Cash Bonuses.  Acquiror, Sellers and the Company agree that all income Tax deductions attributable to the Cash Bonuses are attributable to, and shall be reported as deductions by the Company in the Company’s final S corporation taxable year ending on the Closing Date. Any Cash Bonuses described in this Section 7.10 and not paid prior to the Effective Time shall be shown as accrued liabilities on the Estimated Closing Statement.

7.11 Securities Act Matters.

(a) Availability of Rule 144.  With a view to making available to the Sellers the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Seller to sell securities of the Acquiror to the public without registration, the Acquiror agrees to use commercially reasonable efforts to:

(i) make and keep current public information available, as those terms are understood and defined in Rule 144, until the earliest of (A) such date as all of the Acquisition Shares may be resold without registration or restriction pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Acquisition Shares shall have been resold;

(ii) file with the SEC in a timely manner all reports and other documents required of Acquiror under the Securities Act, the Exchange Act and the applicable rules of the exchange or trading market on which its securities are listed; and

(iii) furnish to Sellers so long as Sellers hold Acquisition Shares, promptly upon written request (A) a written statement by Acquiror that it reasonably believes that it has, at the time of the request, complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (B) a copy of the most recent annual or quarterly report of Acquiror and such other reports and documents so filed by Acquiror, and (C) such other information as may be reasonably to permit Sellers to sell the Acquisition Shares under Rule 144 without registration.

(b) Alternative Registration Rights. If, at any time during which Sellers are not prohibited under the Lock-up Agreement from selling Acquisition Shares or otherwise, Sellers are not able to sell Acquisition Shares under Rule 144 because of Acquiror’s failure to make and keep current public information available, and such inability to sell continues for a period of fifteen (15) trading days after Sellers’ delivery of written notice to Acquiror of such inability, Acquiror shall use commercially reasonable efforts to file with the SEC as soon as practicable a registration statement on Form S-3 (or, if Form S-3 is not then available, on such form of registration statement as is then available to effect a registration of the Acquisition Shares, such registration statement being (the “Registration Statement”)) covering the resale of the Acquisition Shares under the Securities Act by Sellers. Acquiror shall use commercially reasonable efforts to cause any such Registration Statement to become effective as soon as reasonably practicable. Acquiror will use commercially reasonable efforts to prepare, file and maintain the effectiveness of the Registration Statement and any amendment, supplement or post-effective amendment thereto filed or required to be filed under the Act until the earliest of (i) the date that none of the Acquisition Shares covered by such Registration Statement are issued and outstanding, (ii) the date that all of the Acquisition Shares have been sold pursuant to such Registration Statement, (iii) the date that all Acquisition Shares have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, or (iv) the date all Acquisition Shares may be sold at any time, without limitation except as otherwise set forth in this Agreement, pursuant to Rule 144 or any similar provision then in effect under the Securities Act.

(c) Indemnification.

(i) By Acquiror. Acquiror agrees to indemnify and hold harmless Sellers against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof), based upon or arising out of (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein or used in connection with the offering of the Acquisition Shares, or any exhibit, amendment or supplement thereto or any document incorporated by reference therein, (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by Acquiror of the Securities Act, the Exchange Act or any other law or regulation relating to the offer or sale of the Acquisition Shares, including, without limitation, any state securities or blue sky laws; and Acquiror will reimburse each such indemnified party for any legal or any other expenses reasonably incurred by them in connection with investigating, preparing, pursuing or defending any such loss, claim, damage, liability, action or proceeding, except insofar as any such loss, claim, damage, liability, action, proceeding or expense arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, exhibit, amendment, supplement or document filed therewith or incorporated by reference thereto in reliance upon and in conformity with written information furnished to Acquiror by or on behalf of Sellers or such other person expressly for use in the preparation thereof, or (B) any misstatement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to Sellers prior to the pertinent sale or sales by Sellers.

(ii) By Sellers.  Sellers agree to indemnify and hold harmless Acquiror (and each person, if any, who controls Acquiror within the meaning of Section 15 of the Securities Act, each officer and director of Acquiror) from and against losses, claims, damages or liabilities (or actions or proceedings in respect thereof), based upon or arising out of, (i) any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Acquiror by or on behalf of Sellers specifically for use in preparation of the Registration Statement, (ii) any violation or alleged violation of the Securities Act or Exchange Act, or any other law or regulation, relating to any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership in the Acquisition Shares, or any short selling of any Acquisition Shares, common stock of Acquiror or securities convertible into or exercisable or exchangeable for Acquiror’s common stock, consummated by, or on behalf of, Sellers, including, without limitation, any state securities or blue sky law, and (iii) any violation or alleged violation by Sellers of the Securities Act, or any other law or regulation relating to the offer or sale of the Acquisition Shares, including, without limitation, any state securities or blue sky law, with respect to information provided by Sellers for disclosure in the Registration Statement in their capacity as selling stockholders; provided, however, that Sellers shall not be liable in any such case for (A) any untrue statement or omission in the Registration Statement, prospectus, or other such document which statement is corrected by Sellers and delivered to Acquiror prior to the sale from which such loss occurred, or (B) any untrue statement or omission in any prospectus which is corrected by Sellers in any subsequent prospectus, or supplement or amendment thereto, and delivered to Acquiror prior to the sale or sales from which a loss or liability arose.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants.   The representations and warranties of the parties contained in this Agreement shall survive for a period of eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties in Sections 4.1 (Authority), 4.4 (Title to Shares), 5.1 (Organization), 5.2 (Subsidiaries), 5.3 (Capitalization), 5.4 (Authorization), 5.5 (Consents), (the “Fundamental Representations”) shall survive indefinitely; Section 5.20 (Intellectual Property) shall survive for a period of twenty-four (24) months following the Closing Date; and Sections 5.21 (Employee Matters), 5.24 (Tax Matters) and 5.29 (Environmental Laws) shall survive until the thirtieth (30th) day following the expiration of each applicable statute of limitations.  The covenants contained in this Agreement shall survive indefinitely in accordance with their terms. Notwithstanding the foregoing in this Section 8.1, the termination of the representations, warranties and covenants provided in this Section 8.1 shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the applicable party before the expiration of the applicable survival period provided in this Section 8.1.

8.2 Indemnification.

(a) By the Seller Parties.  Each of the Sellers, individually with respect to the representation and warranties set forth in ARTICLE 4 and each covenant undertaken on an individual basis, including without limitation the covenants contained in Sections 7.1 and 7.3, and jointly and severally with respect to the representations and warranties contained in ARTICLE 5 and each joint covenant, shall indemnify, save and hold harmless Acquiror, its Affiliates and Subsidiaries (including, following the Closing, the Company and its Subsidiaries), and its and their respective Representatives (collectively, the “Acquiror Indemnitees”), from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

(i) any breach or inaccuracy of a representation or warranty of any Seller Party contained in this Agreement, the Ancillary Agreements or any other agreement or certificate delivered by or on behalf of any Seller Party pursuant to this Agreement;

(ii) any failure by any Seller Party to perform or comply with any covenant applicable to it contained in this Agreement or in any other agreement or certificate delivered by or on behalf of any Seller Party;

(iii) except to the extent included in current liabilities on the Closing Statement: (A) all Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries (other than Acquiror Transfer Taxes) for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Straddle Tax Period”), (B) all Seller Transfer Taxes, and (C) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on any of the Company or its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(iv) any Indebtedness or Transaction Expenses of the Companies  or its Subsidiaries (except to the extent such Indebtedness or Transaction Expenses actually reduced the Cash Purchase Price pursuant to Section 2.3);

(v) any claim by any Person against the Company or the Acquiror for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of the Seller Parties (or any Person validly acting on their behalf) in connection with any transactions contemplated by this Agreement;

(vi) any Liability related to or arising out of the Reminderband Asset Transfer; and

(vii) the matters, and subject to any limitations, described on Schedule 8.2(a)(vii).

Notwithstanding the foregoing, from and after the Closing, neither the Company nor its Subsidiaries shall have any obligation to indemnify the Acquiror Indemnitees under this Section 8.2(a) or otherwise with respect to the transactions contemplated by this Agreement or any other matters, and the Company and its Subsidiaries shall not be considered Seller Indemnitees (as defined below) for purpose of this ARTICLE 8.  In addition, following the Closing, no  Seller shall have any right to seek contribution from the Company or its Subsidiaries with respect to any indemnification claims under this Agreement or otherwise, and, without limiting the terms of the Seller Releases, shall be deemed to have released the Company and its Subsidiaries from any and all action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, injury to person or property, claims, demands, damages, losses, costs or expenses, of any nature whatsoever, known or unknown, fixed or contingent, direct or indirect, such Seller may have against the Company or its Subsidiaries.

(b) By Acquiror.  Acquiror shall indemnify and save and hold harmless Sellers, their Affiliates (including, before the Closing, each of the Company and its Subsidiaries), and their Representatives (collectively, the “Seller Indemnitees”) from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

(i) any breach of any representation or warranty or the inaccuracy of any representation, made by Acquiror in or pursuant to this Agreement; or

(ii) any breach of any covenant or agreement made by Acquiror in or pursuant to this Agreement;

(iii) any Liabilities of the Company and its Subsidiaries arising and incurred subsequent to the Closing Date; and

(iv) any Acquiror Transfer Taxes and all Taxes with respect to the Company and its Subsidiaries all Taxes (or the non-payment thereof) of the Company or any of any Straddle Tax Period that follows the Closing Date.

(c) Allocation of Taxes.  For purposes of Sections 10.2(a)(iii) and Section 10.2(b)(iv), all Taxes measured by the income or gross receipts of the Company, all employment and withholding taxes and all sales, use and value-added Taxes (other than Seller and Acquiror Transfer Taxes) for any Straddle Tax Period shall be apportioned between the portion of such Straddle Tax Period ending on the Closing Date and the portion of such Straddle Tax Period ending after the Closing Date based on an interim closing of the Company’s books as of the close of the Closing Date.  All other Taxes for a Straddle Tax Period (other than Acquiror and Seller Transfer Taxes) shall be apportioned between the portion of the Straddle Tax Period ending on the Closing Date and the portion of the Straddle Tax Period after the Closing Date based on the relative number of days in each such portion of the Straddle Tax Period.

8.3 Limitations on Indemnity.

(a) Sellers shall not be liable to the Acquiror Indemnitees under Section 8.2(a)(i) for any Damages until, and only to the extent that, the aggregate amount otherwise due the Acquiror Indemnitees exceeds an accumulated total of Two-Hundred Fifty Thousand Dollars ($250,000).  In no event shall Sellers’ aggregate liability under Section 8.2(a)(i) exceed Fifteen Million Dollars ($15,000,000); provided, however, that the limitations of this Section 8.3 shall not apply to any obligation to indemnify based on Damages that arise out of or are based on a breach of or inaccuracy in the Fundamental Representations, Sections 4.6 (Brokers), 4.7 (Other Agreements to Sell), 5.18 (Brokers) and 5.19 (Other Agreements to Sell), or the fraudulent act of Sellers.

(b) Acquiror shall not be liable to the Seller Indemnitees under Section 8.2(b)(i) for any Damages until, and only to the extent that, the aggregate amount otherwise due the Seller Indemnitees exceeds an accumulated total of Two-Hundred Fifty Thousand Dollars ($250,000).  In no event shall Acquiror’s aggregate liability under Section 8.2(b)(i) exceed Fifteen Million Dollars ($15,000,000); provided, however, that the limitations of this Section 8.3(b) shall not apply to any obligation to indemnify based on Damages that arise out of or are based on a breach or inaccuracy in the representations and warranties contained in Section 6.2 and Section 6.7 or the fraudulent act of Acquiror.

(c) Sellers shall not be liable to the Acquiror Indemnitees under Section 8.2(a)(i) for any write downs to Inventory or increase in the Inventory reserves made at the request of Acquiror or subsequent to the Effective Time.

8.4 Additional Indemnity Provisions.   Payments by a party of amounts for which such party is indemnified under ARTICLE 8 shall not be a condition precedent to recovery.  Assertion or finalization of a Claim under ARTICLE 8 shall not be a condition precedent to the payment of an indemnity amount. The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. For purposes of determining whether a breach of any representation or warranty exists, and for purposes of determining the amount of Damages related to or arising out of any such breach for purposes of this ARTICLE 8, any materiality (but not Material Adverse Effect) qualifiers in such representation shall be disregarded.

8.5 Indemnification Procedures.

(a) Cooperation.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of any third party Action giving rise to a Claim for indemnification under Section 8.2 and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of any such Action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.

(b) Company and Subsidiaries as Indemnifying Party.  References in this ARTICLE 8 to “indemnifying party” when an Acquiror Indemnitee is an indemnified party shall be deemed references to the Primary Sellers after the Closing and the Primary Sellers, the Company and its Subsidiaries on and before the Closing.

(c) Notice. If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a “Claim Notice”) to the indemnifying party before the expiration of the applicable survival period, if any, set forth in Section 8.1, provided that, if an Acquiror Indemnitee is the indemnified party, such notice shall be delivered to each of the Sellers.

(d) Defense of Third-Party Claims.  If any Action is asserted or filed by a third party against any party entitled to the benefit of indemnity under this Agreement, the party entitled to indemnity hereunder shall deliver a Claim Notice to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons).  The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure.  After such notice, if the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, if the remediation or resolution of any such Claim will occur on or at any Facility or is reasonably expected to have a Material Adverse Effect on the indemnified party’s business operations, or Taxes (including the Taxes of any of the Company or its Subsidiaries for any Tax period or portion thereof after the Closing Date), then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution, including, without limitation, to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party’s cost, risk and expense, and to compromise or settle such Claim. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.  If the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement.  The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.5(d) and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

8.6 Escrow Amount; Payment of Indemnity Claims.   At Closing, Acquiror and each of Sellers shall enter into the Escrow Agreement with the Escrow Agent.  At Closing and on the Closing Date, Five Million Dollars ($5,000,000) of the Cash Purchase Price (the “Escrow Amount”) shall be deposited with the Escrow Agent.  Any payment to Acquiror as a result of any Damages it may suffer and for which Acquiror shall be entitled to indemnification under Section 8.2 shall first be made from the balance of any of the Escrow Amount, and then, at the sole discretion of Sellers Representative, may be satisfied (i) by cash payment from Sellers to Acquiror or (ii) by surrendering for cancellation Acquisition Shares. The surrender for cancellation of Acquisition Shares by Sellers pursuant to clause (ii) above shall satisfy Seller’s obligations to pay Damages under  Section 8.2 in an amount equal to the number of Acquisition Shares so surrendered multiplied by the volume weighted average price per share of Acquiror’s common stock, as calculated and reported by Bloomberg Finance, L.P., for the twenty (20) trading days preceding the date of such surrender.

8.7 Exclusive Remedy.   The parties hereby agree that the foregoing provisions of this ARTICLE 8 shall be the sole and exclusive means of recovery of a party or any other Person entitled to indemnification under this ARTICLE 8 except in the case of willful misconduct or fraud.

ARTICLE 9
MISCELLANEOUS

9.1 Assignment.   Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Acquiror may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to any subsidiary of Acquiror or to a successor in interest to Acquiror, in each case which shall assume all rights and obligations of Acquiror under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third-party beneficiary or otherwise.

9.2 Notices.   All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to the Seller Parties, addressed to the Seller Representative at:

Scott H. Huskinson
c/o iFrogz
919 North 1000 West
Logan, Utah 84321

With a copy (which shall not constitute notice) to:

Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, UT 84111
Fax: (801) 532-7750
Attention:  Scott W. Loveless (email: sloveless@parrbrown.com)

If to Acquiror, addressed to:

ZAGG Incorporated
3855 South 500 West, Suite J
Salt Lake City, UT 84115-4279
Fax: (801) 263-1841
Attention: Brandon O’Brien, Chief Financial Officer (email: brandon@zagg.com)

With a copy (which shall not constitute notice) to:

Durham Jones & Pinegar
111 East Broadway, Suite 900
Salt Lake City, Utah 84111
Fax:  (801) 415-3500
Attention: Jeffrey M. Jones (email: jjones@djplaw.com)
     N. Todd Leishman (email: tleishman@djplaw.com)

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.3 Choice of Law/Submission to Jurisdiction.   This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Utah.  Each of the parties submits to the jurisdiction of any state of federal court sitting in Salt Lake County, Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party may make service on any other party by sending or delivering a copy of the process, to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2.  Nothing in this Section 9.3, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

9.4 Entire Agreement; Amendments and Waivers.   This Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule) constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.5 Counterparts; Facsimile Signatures.   This Agreement and the Ancillary Agreements may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and any Ancillary Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, or by email in portable document format (.pdf), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties.  No party hereto or to any such Contract shall raise the use of a facsimile machine, or by email in portable document format, to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine, or email in portable document format, as a defense to the formation of a Contract and each such party forever waives any such defense.

9.6 Expenses.   Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

9.7 Severability.   If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.8 Headings.   The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

9.9 Cumulative Remedies.   All rights and remedies of either party hereto are cumulative of each other, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies provided in this Agreement, and nothing herein shall be deemed to preclude Acquiror from bringing an action for specific performance or seeking injunctive relief.

9.10 No Third-Party Beneficiaries.   This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, Claim, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Notwithstanding the foregoing, the Acquiror Indemnitees are intended third-party beneficiaries of ARTICLE 8 of this Agreement.

9.11 WAIVER OF JURY TRIAL.   THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 9.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.12 Attorney’s Fees and Expenses. If any party brings any action against any other party to enforce any provision of this Agreement, to the extent not otherwise entitled to indemnification therefor under Section 8.2, the prevailing party in such Action shall be entitled to recover from the other party all reasonable attorney’s fees and other reasonable costs and expenses incurred by the prevailing party in connection therewith.

9.13 Sellers Representative.

(a) Appointment. Each Seller hereby appoints the Sellers Representative as the agent, proxy and attorney-in-fact for each Seller for all purposes under this Agreement (including full power and authority to act on such Seller’s behalf).  Without limiting the generality of the foregoing, the Sellers Representative will be authorized to:

(i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of the Sellers necessary to effectuate the Closing and consummate the transactions contemplated by this Agreement;

(ii) receive all notices and take all actions on behalf of the Sellers in connection with any claims made hereunder to defend or settle such claims, including with respect to the matters set forth in Section 2.3 and ARTICLE 8, and to make or receive and disburse payments in respect of such claims; and

(iii) take all other actions to be taken by or on behalf of the Sellers and exercise any and all rights which the Sellers are permitted or required to do or exercise under this Agreement.

(b) Liability. The Sellers Representative will not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement, and the Sellers shall jointly and severally indemnify the Sellers Representative from any loss or liability arising out of its serving as the Sellers Representative hereunder.  Each Seller shall pay to the Sellers Representative, promptly upon request and in any event within ten (10) days of such request, such Seller’s pro rata portion of any amounts paid, or required to be paid, by the Sellers Representative on behalf of such Seller and agrees to pay its pro rata portion of any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Sellers Representative in connection with the protection, defense, enforcement or other expense of any rights under this Agreement, provided that, at such time as money is to be released from the Escrow Account in accordance with the Escrow Agreement, the Sellers Representative shall be entitled to use all or a portion of the amount being released to satisfy obligations due to it from the Sellers under this Section 9.13 prior to such amounts being paid to the Sellers.  The Sellers Representative shall serve in such capacity solely for purposes of administrative convenience, and shall not be deemed personally liable in such capacity for any of the obligations of the Sellers hereunder, and Acquiror agrees that neither it nor any of its Affiliates (including the Company and its Subsidiaries after the Closing) shall look to the personal assets of the Sellers Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed individually or, in the case of Acquiror and the Company, on their respective behalf, by their respective officers thereunto duly authorized, all as of the date first set forth above.

Acquiror:		The Seller Parties:

ZAGG INCORPORATED, a Nevada corporation		The Company:

REMINDERBAND, INC., a Utah corporation d/b/a iFrogz™

By:	/s/ Brandon T. O'Brien	By:	/s/ Scott H. Huskinson
Name:	Brandon T. O'Brien	Name:	Scott H. Huskinson
Title:	CFO	Title:

Sellers:

/s/ Scott H. Huskinson
SCOTT H. HUSKINSON, individually

/s/ Clay A. Broadbent
CLAY A. BROADBENT, individually

/s/ Kent Wuthrich
KENT WUTHRICH, individually

/s/ Blane Johnson
BLANE JOHNSON, individually

/s/ Steven Hansen
STEVEN HANSEN, individually

Sellers Representative:

/s/ Scott H. Huskinson
SCOTT H. HUSKINSON, as Sellers Representative